Exhibit 99.1

Report of Independent Accountants

To the Board of Directors and Shareholders

of Critical Path, Inc.:

      In our opinion, the consolidated financial statements listed in the index appearing under Item 7 of this Current Report on Form 8-K present fairly, in all material respects, the financial position of Critical Path, Inc. and its subsidiaries at December 31, 2001 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule included as Exhibit 99.2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 8 of Notes to Consolidated Financial Statements — Goodwill and Other Intangible Assets, effective January 1, 2002, the Company changed its method of accounting for goodwill in accordance with Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 22 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 22. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 5, 2003,
except for Note 10,
for which the date is
March 25, 2003 and Note 22,
for which the date is
December 22, 2003

CRITICAL PATH, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31,

	2001	2002

ASSETS
Current assets
Cash and cash equivalents	$59,463	$33,498
Short-term marketable securities	9,702	5,583
Accounts receivable, net	26,692	22,818
Other current assets	5,367	4,030

Total current assets	101,224	65,929
Long-term marketable securities	—	3,990
Equity investments	7,215	357
Property and equipment, net	36,285	18,142
Goodwill	1,983	6,613
Other intangible assets, net	46,658	—
Restricted cash	2,674	2,729
Other assets	3,913	6,246

Total assets	$199,952	$104,006

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$25,955	$28,093
Accrued liabilities	6,232	3,764
Deferred revenue	10,297	10,788
Capital lease and other obligations, current	3,431	3,323

Total current liabilities	45,915	45,968
Convertible subordinated notes payable	38,360	38,360
Capital lease and other obligations, long-term	1,149	1,332

Total liabilities	85,424	85,660

Commitments and contingencies (Note 13)
Mandatorily redeemable preferred stock (Note 15)
Shares authorized: 5,000
Shares issued and outstanding: 4,000
Liquidation value at December 31, 2002: $59,548	5,556	26,900
Shareholders’ equity (deficit)
Common Stock and paid-in-capital, $0.001 par value
Shares authorized: 125,000
Shares issued and outstanding: 19,145 and 20,032	2,176,187	2,165,917
Common stock warrants	5,250	5,947
Notes receivable from shareholders	(1,222)	—
Unearned compensation	(7,050)	(59)
Accumulated deficit	(2,061,405)	(2,179,316)
Accumulated other comprehensive loss	(2,788)	(1,043)

Total shareholders’ equity (deficit)	108,972	(8,554)

Total liabilities, mandatorily redeemable preferred stock and shareholders’ equity (deficit)	$199,952	$104,006

The accompanying notes are an integral part of these consolidated financial statements.

CRITICAL PATH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,

	2000	2001	2002

Net revenues
Software license	$51,607	$30,960	$35,176
Hosted messaging	58,553	43,821	24,893
Professional services	14,527	12,573	11,593
Maintenance and support	10,966	16,819	15,471

Total net revenues	135,653	104,173	87,133

Cost of net revenues
Software license	2,731	1,533	2,682
Hosted messaging	59,104	59,124	29,303
Professional services	5,945	10,315	10,020
Maintenance and support	8,060	10,081	8,670
Amortization of purchased technology	18,140	21,284	18,522
Acquisition-related retention bonuses	1,040	—	—
Stock-based expense — Hosted messaging	1,586	1,520	590
Stock-based expense — Professional services	—	1,347	222
Stock-based expense — Maintenance and support	—	1,183	413
Impairment of long-lived assets	25,315	16,654	—

Total cost of net revenues	121,921	123,041	70,422

Gross profit (loss)	13,732	(18,868)	16,711

Operating expenses
Sales and marketing	66,125	53,356	43,604
Research and development	31,022	30,744	19,649
General and administrative	30,444	42,260	22,128
Amortization of goodwill and other intangible assets	382,932	32,746	24,773
Acquisition-related retention bonuses	8,294	1,381	11
Stock-based expense — Sales and marketing	3,884	5,174	3,877
Stock-based expense — Research and development	3,449	3,691	1,214
Stock-based expense — General and administrative	12,754	25,220	3,681
Stock-based expense — Restructuring	3,447	—	—
Acquired in-process research and development	3,700	—	—
Restructuring and other expenses	3,248	18,267	3,168
Impairment of long-lived assets	1,282,150	9,991	—

Total operating expenses	1,831,449	222,830	122,105

Loss from operations	(1,817,717)	(241,698)	(105,394)
Interest and other income (expense), net	12,970	5,840	(5,852)
Interest expense	(15,948)	(14,714)	(2,748)
Equity in net loss of joint venture	(1,019)	(1,866)	(1,408)
Minority interest in net income of consolidated subsidiary	(649)	—	—
Loss on investments	(23,589)	(702)	(1,530)
Gain on retirement of subordinated notes, net	—	180,882	—

Loss before income taxes	(1,845,952)	(72,258)	(116,932)
Provision for income taxes	(6,513)	(7,206)	(979)

Net loss	(1,852,465)	(79,464)	(117,911)
Accretion on mandatorily redeemable preferred stock	—	(356)	(13,904)

Net loss attributable to common shares	$(1,852,465)	$(79,820)	$(131,815)

Net loss per share attributable to common shares — basic and diluted:
Net loss per share attributable to common shares	$(122.68)	$(4.32)	$(6.78)
Weighted average shares — basic and diluted	15,100	18,495	19,445

The accompanying notes are an integral part of these consolidated financial statements.

CRITICAL PATH, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Year Ended December 31,

	2000	2001	2002

	(In thousands)
Common Stock
Balance, beginning of year	$864,699	$2,130,329	$2,181,437
Issuance of Common Stock	1,204,022	431	511
Conversion feature on mandatorily redeemable preferred stock	—	41,600	(125)
Dividend accretion on mandatorily redeemable preferred stock	—	(121)	(4,427)
Exercise of stock options and warrants	32,246	2,139	1,268
Issuance of warrants to purchase common stock	—	5,250	697
Unearned compensation related to stock options	29,608	3,632	1,980
Accretion on mandatorily redeemable preferred stock	—	(235)	(9,477)
Purchase of Common Stock	(246)	(67)	—
Purchase of remaining minority interest	—	(1,521)	—

Balance, end of year	2,130,329	2,181,437	2,171,864

Notes receivable from shareholders
Balance, beginning of year	(1,154)	(1,205)	(1,222)
Interest on shareholder notes	(51)	(50)	(8)
Repayment of shareholder notes	—	33	1,230

Balance, end of year	(1,205)	(1,222)	—

Unearned compensation
Balance, beginning of year	(19,658)	(34,005)	(7,050)
Unearned compensation related to stock options	(39,630)	(11,210)	—
Amortization of unearned compensation	25,283	38,165	6,991

Balance, end of year	(34,005)	(7,050)	(59)

Accumulated deficit
Balance, beginning of year	(129,476)	(1,981,941)	(2,061,405)

Net loss	(1,852,465)	(79,464)	(117,911)

Balance, end of year	(1,981,941)	(2,061,405)	(2,179,316)
Accumulated other comprehensive income (loss)
Balance, beginning of year	7,829	(74)	(2,788)
Unrealized investment losses	(7,926)	(790)	(671)
Foreign currency translation adjustments	23	(1,924)	2,416

Balance, end of year	(74)	(2,788)	(1,043)

Total shareholders’ equity (deficit)	$113,104	$108,972	$(8,554)

The accompanying notes are an integral part of these consolidated financial statements.

CRITICAL PATH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2000	2001	2002

	(In thousands)
Operating
Net loss	$(1,852,465)	$(79,464)	$(117,911)
Provision for doubtful accounts	5,492	5,242	673
Depreciation and amortization	35,980	44,897	27,499
Amortization of goodwill and other intangible assets	401,072	54,029	43,295
Stock-based costs and expenses	25,120	38,135	9,997
Acquired in-process research and development	3,700	—	—
Impairment of long-lived assets	1,307,465	26,645	—
Minority interest in net income of consolidated subsidiary	649	—	—
Equity in net loss of joint venture	1,019	1,866	1,408
Change in fair-value of preferred stock instrument	—	—	7,440
Loss on investments	23,589	702	1,530
Gain on retirement of convertible debt	—	(180,882)	—
Provision for restructured operations	—	7,905	461
Accounts receivable	(16,724)	6,229	3,408
Other assets	(4,603)	3,555	(132)
Accounts payable	(8,699)	(10,957)	(696)
Accrued liabilities	(1,380)	(3,793)	(2,528)
Deferred revenue	(711)	(5,340)	491

Net cash used in operating activities	(80,496)	(91,231)	(25,065)

Investing
Notes receivable from officers	(1,966)	(1,699)	345
Property and equipment purchases	(54,461)	(11,189)	(6,770)
Available-for-sale marketable securities, net	—	(9,702)	172
Investments in unconsolidated entities, net	(28,492)	(4,212)	—
Payments for acquisitions, net of cash acquired	(15,618)	(5,686)	4,511
Promissory note receivable	10,000	—	—
Restricted cash	110	(2,459)	(55)

Net cash used in investing activities	(90,427)	(34,947)	(1,797)

Financing
Proceeds from issuance of Preferred Stock, net	—	26,786	—
Proceeds from issuance of Common Stock, net	35,368	2,570	1,779
Proceeds from convertible debt offering, net	289,181	—	—
Retirement of convertible debt	—	(48,734)	—
Repayment of note payable	(6,000)	—	—
Proceeds from payments of shareholder notes receivable	—	33	1,230
Purchase of common stock	(246)	(67)	—
Principal payments on capital lease obligations	(6,816)	(10,912)	(3,790)

Net cash provided by (used in) financing activities	311,487	(30,324)	(781)

Net change in cash and cash equivalents	140,564	(156,502)	(27,643)
Effect of exchange rates on cash and cash equivalents	46	(577)	1,678
Cash and cash equivalents at beginning of year	75,932	216,542	59,463

Cash and cash equivalents at end of year	$216,542	$59,463	$33,498

Supplemental cash flow disclosure:
Cash paid for interest	$11,598	$17,633	$2,316
Cash paid for income taxes	$335	$6,914	$2,578
Non-cash investing and financing activities:
Property and equipment leases	$—	$1,413	$—
Retirement of notes payable through issuance of Preferred Stock	$—	$64,630	$—
Common Stock and options issued for acquisitions	$1,229,728	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

CRITICAL PATH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company and Summary of Significant Accounting Policies

The Company

      Critical Path, Inc. was incorporated in California on February 19, 1997. Critical Path, along with its subsidiaries (collectively referred to herein as the “Company”), provides digital communications software and services that enable enterprises, government agencies, wireless carriers, and service providers to rapidly deploy highly scalable solutions for messaging and identity management. Built upon an open, extensible software platform, these solutions help organizations expand the range of digital communications services they provide, while reducing overall costs. Critical Path’s messaging solutions — which are available both as licensed software or hosted services — provide integrated access to a broad range of communication and collaboration applications from wireless devices, Web browsers, desktop clients, and voice systems. This provides new revenue opportunities for carriers and service providers and enables them to attract new subscribers, drive more usage, and retain subscribers longer. For enterprises and governments, Critical Path’s solutions reduce burdens on helpdesks, simplify the deployment of key security infrastructure, enable easier compliance with new regulatory mandates, and reduce the cost and effort of deploying modern messaging services to distributed organizations, mobile users, deskless workers, suppliers and customers.

Liquidity

      Since inception, the Company has incurred aggregate consolidated net losses of approximately $2.2 billion, which includes $1.3 billion related to the impairment of long-lived assets, $444.5 million related to non-cash charges associated with the Company’s ten acquisitions and $171.9 million related to non-cash stock-based compensation expenses. In 2001, the Company completed a financing transaction that resulted in net cash proceeds of approximately $27 million and the retirement of approximately $65 million of face value of its 5 3/4% Convertible Subordinated Notes. Also, during 2001, the Company retired an additional $197 million of face value of its 5 3/4% Convertible Subordinated Notes.

      The Company’s revenues generated from the sale of its products and services may not increase to a level that exceeds its operating expenses or could fluctuate significantly as a result of changes in customer demand or acceptance of future products. The Company expects operating expenses to decrease in 2003, however if it is not successful in achieving this reduction, operating expenses will constitute a material use of its cash. Accordingly, the Company’s cash flow from operations may continue to be negatively impacted. However, the Company believes that its cash, cash equivalents, marketable securities and available line of credit will be sufficient to maintain current and planned operations for at least the next twelve months. Failure to generate sufficient revenues, raise additional capital or reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives. See also Note 22 — Subsequent Events.

Basis of Presentation

      The consolidated financial statements include the accounts of the Company, and its wholly-owned and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The equity method is used to account for investments in unconsolidated entities if the Company has the ability to exercise significant influence over financial and operating matters, but does not have the ability to control such entities. The cost method is used to account for equity investments in unconsolidated entities where the Company does not have the ability to exercise significant influence over financial and operating matters.

Reclassifications

      Certain amounts previously reported have been reclassified to conform to the current period presentation and such reclassifications did not have an effect on the prior periods’ net loss attributable to common shares.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Acquisitions

      The Company has accounted for all business combinations using the purchase method of accounting. Results of operations of the acquired businesses are included in the Company’s financial results from the date of the acquisition. Assets and liabilities of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of separately identified assets and liabilities acquired are included in goodwill in the accompanying consolidated balance sheets. The fair value of separately identified intangible assets was determined based upon independent valuations using various valuation methodologies.

Cash Equivalents and Restricted Cash

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds. Restricted cash is composed of amounts held on deposit that are required as collateral related to certain lease and other obligations of the Company.

Investments

      Short-term and long-term marketable securities and long-term equity investments are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt and Equity Securities.” This statement requires that securities be classified as “held to maturity,” “available-for-sale” or “trading,” and the securities in each classification be accounted for at either amortized cost or fair market value, depending upon their classification. At December 31, 2002, the Company held short and long-term marketable securities in low risk government securities, agency and corporate bonds and classifies these investments as available-for-sale. Available-for-sale securities are carried at fair market value, with the unrealized gains and losses, net of tax, reported as a component of other comprehensive income (loss), a separate component of stockholders’ equity (deficit).

      Realized gains or losses and charges for other than temporary declines in value, if any, on available-for-sale securities are reported in other income or expense as incurred. The Company periodically evaluates these investments for other-than-temporary impairment. See also Note 6 — Investments.

Concentration of Credit Risk

      Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, restricted cash, investments and accounts receivable. Cash and cash equivalents, restricted cash and investments are deposited with financial institutions that management believes are creditworthy. While the Company’s accounts receivable are derived from product and service transactions with geographically dispersed companies that operate in a number of horizontal markets, certain customers may be negatively impacted as a result of an economic downturn or other industry or market related conditions. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.

      No individual customer accounted for ten percent or more of the Company’s accounts receivable at December 31, 2002 and 2001 or net revenues in 2000, 2001 and 2002.

Fair Value of Financial Instruments

      The Company’s financial instruments, including cash and cash equivalents, restricted cash, investments in marketable securities, accounts and notes receivable and accounts payable, are carried at cost, which approximates fair value due to the short maturity of these instruments. The fair value of the Company’s convertible subordinated notes is disclosed in Note 11 — Convertible Subordinated Notes.

Derivative Instruments

      The Company accounts for derivative instruments in accordance with the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and its related interpretations and complies with SFAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS No. 133 and SFAS No. 138 establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The Company records derivatives on the balance sheet at their fair value in compliance with the standards set forth in SFAS No. 133. Currently the Company has a non-hedged derivative, which it issued during 2001 in connection with its issuance of Series D Convertible Preferred Shares, and accordingly, changes in its fair value are adjusted through the statement of operations. See also Note 15 — Financing Transaction.

Property and Equipment

      Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term, if applicable, generally three to five years. Gains and losses on disposals are included in results of operations at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Expenditures for replacements and improvements are capitalized, while expenditures for maintenance and repairs are charged to operations as incurred.

Software Costs for Internal Use

      The Company capitalizes costs related to software for internal use. These costs primarily include purchased software and qualifying external consulting fees and are amortized over their estimated useful lives, generally three years. The amortization expense is included in general and administrative expenses. During 2000, 2001 and 2002, approximately $2.1 million, $1.5 million and $278,000 of cost, respectively, related to internal use software was capitalized, and amortization of $283,000, $1.0 million and $1.3 million, respectively, was charged to expense.

Software Costs for Products

      Development costs related to software products are expensed as incurred, as research and development costs, until technological feasibility of the product has been established. The Company has defined the establishment of technological feasibility as the completion of a working model. There is typically a relatively short time period between technological feasibility and product release, and the amount of costs incurred during such period is insignificant; as a result, capitalization of software development costs has been infrequent and insignificant. During 2000, approximately $800,000 was capitalized related to software development costs. These costs are being amortized over three years, with amortization of $267,000 recorded in both 2001 and 2002, respectively. There were no amounts capitalized during 2001 and 2002 and there was no amortization expense during 2000.

Goodwill

      In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. The standard also requires that goodwill be allocated to the Company’s reporting units for purposes of impairment testing. The Company identified two reporting units for the purposes of this analysis: license software and services and hosted services.

      As of January 1, 2002, the Company adopted SFAS No. 142 and accordingly reclassified $3.6 million of intangible assets related to assembled workforce to goodwill. As a result approximately $5.6 million of goodwill will no longer be amortized. In lieu of amortization, the Company is required to perform an impairment review of its goodwill balance on at least an annual basis and upon the initial adoption of SFAS No. 142. This impairment review involves a two-step process as follows:

Step 1 —	The Company compares the fair value of its reporting units to the carrying value, including goodwill of each of those units. For each reporting unit where the carrying value, including goodwill, exceeds the unit’s fair value, the Company moves on to step 2. If a unit’s fair value exceeds the carrying value, no further work is performed and no impairment charge is necessary.

Step 2 —	The Company performs an allocation of the fair value of the reporting unit to its identifiable tangible and non-goodwill intangible assets and liabilities. This derives an implied fair value for the reporting unit’s goodwill. The Company then compares the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of its goodwill, an impairment charge would be recognized for the excess. Purchased technology and other identifiable intangible assets are carried at cost less accumulated amortization. The Company amortizes other identifiable intangibles on a straight-line basis over their estimated useful lives.

Finite-lived Intangibles and Long-lived Assets

      Finite-lived intangible assets are presented at cost, net of accumulated amortization. Amortization is calculated using the straight-line method over estimated useful lives of the assets, which has historically been between 3 and 5 years. The Company will record an impairment charge on finite-lived intangibles or long-lived assets when it determines that the carrying value of intangibles and long-lived assets may not be recoverable. Factors considered important which could trigger an impairment, include, but are not limited to:

•	significant under performance relative to expected historical or projected future operating results;

•	significant changes in the manner of the Company’s use of the acquired assets or the strategy for our overall business;

•	significant negative industry or economic trends;

•	significant decline in the Company’s stock price for a sustained period; and

•	the Company’s market capitalization relative to net book value.

      Based upon the existence of one or more of the above indicators of impairment, the Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in the Company’s current business model. See also Note 7 — Property and Equipment, Note 8 — Intangible Assets and Note 17 — Impairment of Long-Lived Assets.

Revenue Recognition

      The Company recognizes revenue related to the sale of the Company’s licensed software products, hosted messaging and communication services, professional services and post-contract customer maintenance and support services. Revenue is recognized once the related products on services have been delivered and collection of all fees is considered probable.

License Revenues

      Software license. The Company derives software license revenues from perpetual and term licenses for our messaging, collaboration and identity management solutions. License revenues are recognized when persuasive evidence of an arrangement exists, delivery of the licensed software to the customer has occurred and the collection of a fixed or determinable license fee is considered probable.

      The Company’s revenue recognition policies requires that revenues recognized from software arrangements be allocated to each element of the arrangement based on the fair values of the elements, such as software products, post contract customer support, installation, training or other services. License software sales that involve multiple elements, including software license and undelivered maintenance and support and professional services, are recognized such that we allocate revenue to the delivered elements of the arrangement using the residual value method based on evidence of the fair value of the undelivered elements. The vendor specific objective evidence of fair values for the ongoing maintenance obligations are based upon the prices paid for the separate renewal of these services by the customer or upon substantive renewal rates stated in the contractual arrangements. Vendor specific objective evidence of the fair value of other services, primarily professional services, is based upon substantive rates stated in the contractual arrangements or upon separate sales of these services at substantive rates.

      If a multiple element arrangement includes services that are deemed essential to the functionality of a delivered element, we recognize the entire arrangement fee using the percentage of completion method. Under this method, individual contract revenues are recorded based on the percentage relationship of the contract costs incurred as compared to management’s estimate of the total cost to complete the contract. If fair value cannot be determined for more than one individual element of a multiple element arrangement, revenue is recognized ratably over the term of the agreement.

      License fees are also received from resellers under arrangements that do not provide product return or exchange rights. Revenues from reseller agreements may include a nonrefundable, advance royalty which is payable upon the signing of the contract and license fees based on the contracted value of our products purchased by the reseller. Guaranteed license fees from resellers, where no right of return exists, are recognized when persuasive evidence of an arrangement exists, delivery of the licensed software has occurred and the collection of a fixed or determinable license fee is considered probable. Non-guaranteed per-copy license fees from resellers are initially deferred and are recognized when they are reported as sold to end-users by the reseller.

Service Revenues

      Hosted messaging services. The Company derives hosted messaging revenues from fees for hosting services it offers related to its messaging and collaboration solutions. These are primarily based upon monthly contractual per unit rates for the services involved, which are recognized on a monthly basis over the term of the contract beginning with the month in which service delivery starts. Amounts billed or received in advance of service delivery, including but not limited to branding and set-up fees, are initially deferred and subsequently recognized on a ratable basis over the expected term of the relationship beginning with the month in which service delivery starts.

      Professional services. The Company derives professional service revenues from fees primarily related to training, installation and configuration services. The associated revenues are recognized in the period in which the services are performed.

      Maintenance and support. The Company derives maintenance and support service revenues for fees from post-contract customer support agreements associated with product licenses. Such services typically include rights to future update and upgrade product releases and dial-up phone services. Fees are deferred and recognized ratably over the term of the support contract, generally one year.

Advertising Expense

      Advertising and promotion costs are generally expensed as incurred. Costs associated with the development of print or other media campaigns are deferred until the period that includes the first commercial use of the media campaign. Costs associated with industry trade shows and customer conferences are deferred until the period that includes the applicable trade show or conference. Advertising costs totaled $1,300,000, $648,000 and $353,000 during 2000, 2001 and 2002, respectively.

Research and Development

      Research and development costs include expenses incurred by the Company to develop and enhance its digital communications software and services. Research and development costs, including acquired in-process research and development costs, are recognized as expense, as incurred.

Stock-Based Compensation

      The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and its related interpretations and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense for fixed options is based on the difference, if any, on the date of the grant, between the fair value of the Company’s stock and the exercise price of the option. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18. The shares underlying warrants or options, which are unvested, are remeasured at each reporting date until a measurement date occurs, at which time the fair value of the warrant is fixed. The related charge is amortized over the estimated term of the relationship. In the event such remeasurement results in increases or decreases from the initial fair value, which could be substantial, these increases or decreases will be recognized immediately, if the fair value of the shares underlying the milestone has been previously recognized, or over the remaining term, if not. Currently, all related amortization has been recognized as advertising expense over the term of the estimated benefit period. See also Note 8 — Intangible Assets.

      In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The interim disclosure requirements are effective for interim periods ending after December 15, 2002. The Company adopted the disclosure requirement of SFAS No. 148 on December 31, 2002.

      The compensation cost associated with the Company’s stock-based compensation plans, determined using the Black-Scholes option pricing model, resulted in a material difference from the reported net loss during the three years ended 2002. Had compensation cost been recognized based on the fair value at the date of grant for options granted, during 2000, 2001, and 2002, the pro forma amounts of the Company’s net loss and net loss per share would have been as follows:

	Year Ended December 31,

	2000	2001	2002

	(In thousands, except per share amounts)
Net loss attributable to common shares — as reported	$(1,852,465)	$(79,820)	$(131,815)
Add:
Unearned stock-based employee compensation expense included in reported net loss attributable to common shares	25,283	38,165	9,997
Deduct
Total stock-based employee compensation expense determined under a fair value based method for all grants, net of related tax effects	(332,420)	(23,901)	(68,658)

Net loss attributable to common shares — pro forma	(2,158,602)	(65,556)	(190,476)
Basic and diluted net loss per share attributable to common shares — as reported	(122.68)	(4.32)	(6.78)
Basic and diluted net loss per share attributable to common shares — pro forma	(142.95)	(3.54)	(9.80)

      The Company calculated the fair value of each option grant on the date of grant during 2000, 2001 and 2002 using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

	Year Ended December 31,

	2000	2001	2002

Risk-free interest rate	6.0%	4.0%	2.6%
Expected lives (in years)	4.0	4.0	4.0
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	128.0%	250.0%	111.0%

Income Taxes

      Income taxes are computed using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. The measurement of current and deferred tax assets and liabilities are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. Deferred tax assets are reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are more likely than not to be realized.

Net Loss Per Share

      Basic net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of common shares outstanding during the period. Shares subject to repurchase by the Company and shares held in escrow in connection with certain acquisition agreements are excluded from the basic calculation. Diluted net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of common and potential common shares outstanding during the period if the effect of each class of potential common shares is dilutive. Potential common shares include restricted Common Stock, shares held in escrow, and incremental Common and Preferred shares issuable upon the exercise of stock options and warrants and upon conversion of Series D Cumulative Redeemable Convertible Participating Preferred Stock and the 5 3/4% Convertible Subordinated Notes. See also Note 19 — Net Loss Per Share.

Comprehensive Income (Loss)

      The Company accounts for and reports comprehensive income or loss and its components in its financial statements. Comprehensive income (loss), as defined, includes the Company’s net income or loss and all other changes in equity (net assets) during the period from non-owner sources.

      Changes in accumulated other comprehensive income (loss) during 2000, 2001 and 2002 were as follows (in thousands):

	Unrealized
	gain (loss) on	Cumulative
	available-for-sale	translation
	investments	adjustment	Total

Balance at December 31, 1999	$7,926	$(97)	$7,829
Unrealized investment losses	(7,926)	—	(7,926)
Foreign currency translation adjustments	—	23	23

Total other comprehensive income (loss)	(7,926)	23	(7,903)
Balance at December 31, 2000	$—	$(74)	$(74)

Unrealized investment losses	(790)	—	(790)
Foreign currency translation adjustments	—	(1,924)	(1,924)

Total other comprehensive income (loss)	(790)	(1,924)	(2,714)
Balance at December 31, 2001	$(790)	$(1,998)	$(2,788)

Unrealized investment losses	(671)	—	(671)
Foreign currency translation adjustments	—	2,416	2,416

Total other comprehensive income (loss)	(671)	2,416	1,745
Balance at December 31, 2002	$(1,461)	$418	$(1,043)

      There were no tax effects allocated to any components of other comprehensive income during 2000, 2001 or 2002. See also Note 11 — Income Taxes.

Foreign Currency

      The Company considers the local currencies of each of its foreign operations to be the functional currency in those operations. Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments are charged or credited to other comprehensive income, a component of shareholders’ equity (deficit). Gains and losses on foreign currency transactions are included in non-operating income and expense. The Company recognized a net loss from foreign currency transactions associated with its international operations in the amount of $280,000 in 2000, a net gain of $947,000 in 2001 and a net loss of $817,000 in 2002.

Segment and Geographic Information

      The Company does not currently manage its business in a manner that requires it to report financial results on a segment basis. The Company currently operates in one segment: Digital communications software and services and management uses one measure of profitability. See also Note 20 — Product and Geographic Information.

Recent accounting pronouncements

      In January 2003, the FASB issued FASB Interpretation (“FIN”) No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. In addition, FIN No. 46 requires that the Company make disclosures in its consolidated financial statements for the year ended December 31, 2002 when the Company believes it is reasonably possible that it will consolidate or disclose information about variable interest entities after FIN No. 46 becomes effective. At this time, the Company does not believe it is reasonably possible that the Company will consolidate or disclose information about variable interest entities. However, the Company will continue to assess the impact of FIN No. 46 on its consolidated financial statements.

      In November 2002, the FASB issued FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that a liability be recorded at fair value in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN No. 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The Company has adopted the disclosure requirements, contained in Note 13 — Commitments and Contingencies, and is currently assessing the impact of the recognition and initial measurement provisions of FIN No. 45 will have on its financial position and results of operations.

      In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This Statement requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted SFAS No. 146 in the first quarter of 2003 and will recognize approximately $5.9 million of restructuring costs during the year ending December 31, 2003 as the related liabilities are incurred.

      In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 are effective for fiscal years beginning after May 15, 2002. Other provisions of SFAS No. 145 are effective for financial statements issued on or after May 15, 2002 and rescinds both SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and the amendment to SFAS No. 4, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. Through this rescission, SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. The Company early adopted the rules on accounting and reporting gains and losses from extinguishment of debt in the second quarter of fiscal 2002. Adoption resulted in the reclassification of certain gains on extinguishment of debt recorded in fiscal 2001.

      In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. This Statement develops one accounting model for long-lived assets that are to be disposed of by sale. This Statement requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, this Statement expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002, and the adoption of this Statement did not have a material impact on its financial position and results of operations.

Note 2 — Acquisitions

      On June 6, 2002, the Company acquired the remaining 60% ownership interest that it did not already own in its Japanese joint venture, Critical Path Pacific, Inc., from Mitsui and Co. Ltd., NTT Communications Corporation and NEC Corporation, for $3.0 million in cash and the assumption of $2.6 million in business restructuring and capital lease obligations. The excess of the purchase price of $5.6 million over the fair value of the acquired net assets, primarily working capital and fixed assets, of $4.6 million was recorded as goodwill. In accordance with SFAS No. 142, this goodwill asset of approximately $1.0 million will not be amortized; however, the Company will test this asset for impairment on an annual basis, or more frequently if events or circumstances indicate that the asset might be impaired. The Company began including the financial results of Critical Path Pacific in its own consolidated results subsequent to the acquisition date.

      During 1999 and 2000, the Company completed ten acquisitions. There were no acquisitions completed during 2001. These acquisitions have been accounted for using the purchase method of accounting and were as follows:

•	Operating assets of the Connect Service business of Fabrik Communications, including the ongoing business operations and customer relationships;

•	dotOne Corporation, a corporate email messaging service provider;

•	Amplitude Software Corporation, a provider of business-to-business Internet calendaring and resource scheduling solutions;

•	Xeti, Inc., a developer of standards-based public key infrastructure solutions;

•	FaxNet Corporation, a outsource supplier of carrier-class enhanced fax and integrated messaging solutions;

•	ISOCOR Corporation, a supplier of Internet messaging, directory and meta-directory software solutions;

•	The docSpace Company, a provider of web-based services for secure file delivery, storage and collaboration;

•	RemarQ Communities, Inc., a provider of Internet collaboration services for corporations, web portals and Internet service providers;

•	Netmosphere, Inc., a provider of e-Business solutions for project collaboration and communications;

•	PeerLogic, Inc., a provider of directory and enterprise application integration software.

	Acquired Company

	Fabrik	dotOne	Amplitude	Xeti	FaxNet	ISOCOR	docSpace	RemarQ	Netmosphere	PeerLogic

	(In thousands)
Acquisition date	5/26/99	7/12/99	8/31/99	11/24/99	12/6/99	1/19/00	3/8/00	3/30/00	6/26/00	9/26/00
Shares issued	109	641	4,107	274	2,845	5,030	3,806	3,868	1,008	6,120
Purchase price:
Value of shares issued	$ 8,000	$35,000	$141,300	$18,500	$152,400	$226,700	$218,000	$259,300	$33,000	$374,700
Value of options assumed	—	3,200	22,000	3,100	7,300	37,200	—	7,700	6,700	63,400
Cash	12,000	17,500	45,000	2,000	20,000	—	30,000	—	—	3,000
Transaction costs	100	1,300	6,100	200	7,900	13,500	10,000	600	1,600	4,000

Total purchase price	$20,100	$57,000	$214,400	$23,800	$187,600	$277,400	$258,000	$267,600	$41,300	$445,100

Purchase price allocation:
Property and equipment	$ 500	$ —	$—	$ —	$—	$—	$—	$—	$ —	$—
Customer base	2,100	4,600	600	—	5,500	9,800	—	5,900	9,000	5,500
Assembled workforce	400	1,500	3,800	360	900	3,400	500	3,300	1,400	7,400
In-process technology	—	—	—	—	—	200	—	—	—	3,500
Existing technology	—	600	4,100	540	6,100	18,300	21,500	4,500	3,600	30,300
Unvested/assumed options	—	—	—	—	—	—	—	—	—	28,300
Tangible assets/(liabilities)	—	(1,700)	4,400	200	(10,100)	18,700	(7,100)	7,800	(1,000)	(18,650)
Goodwill	17,100	52,000	201,500	22,700	185,200	227,000	243,100	246,100	28,300	388,750

Total purchase price	$20,100	$57,000	$214,400	$23,800	$187,600	$277,400	$258,000	$267,600	$41,300	$445,100

Acquired In-Process Research and Development

      In connection with the acquisitions of ISOCOR and PeerLogic during 2000, the Company recognized $3.7 million representing the value attributable to acquired in-process research and development that had not yet reached technological feasibility and had no alternative future use. These values were determined by estimating the future net cash flows of the acquired in-process research and development over their respective estimated useful lives and discounting the net cash flows back to their present value. At December 31, 2002, actual results were consistent, in all material respects, with our assumptions at the time of the acquisitions. All acquired in-process research and development was expensed at the date of acquisition. No amounts were recognized from acquired in-process research and development during 2001 and 2002.

Pro Forma Results (Unaudited)

      The following unaudited pro forma summary presents the Company’s consolidated results of operations for 2000 as if the acquisitions completed in 2000 had been consummated at January 1, 2000. The pro forma consolidated results of operations include certain pro forma adjustments, including the amortization of intangible assets and the accretion of the acquisition-related retention bonuses.

Year Ended
December 31,
2000

(In thousands, except
per share amounts)
Net revenues	$154,382
Net loss	$(1,532,958)
Net loss per share:
Basic and diluted	$(83.64)

      The pro forma results are not necessarily indicative of those that would have actually occurred had the acquisitions taken place at the beginning of the periods presented.

Note 3 — Retention Related Bonuses

      In connection with the acquisitions of dotOne, Amplitude, Xeti, FaxNet, ISOCOR, and docSpace, during 1999 and 2000, the Company established a retention bonus program in the aggregate amount of $20.7 million to provide incentives for certain former employees of these companies to continue their employment with the Company. Payments of bonuses to designated employees occurs on the six-month, twelve-month or eighteen-month anniversary date of the acquisition, depending on the program, unless the designated employee voluntarily terminates employment with the Company prior to the respective acquisition’s applicable anniversary. A ratable share of the adjusted eligible bonus amount has been accrued and charged to compensation expense over the respective six, twelve or eighteen month period commencing on the date the bonuses were granted. There were no acquisition-related retention bonuses granted during 2001 and 2002.

      As of December 31, 2000, the aggregate, adjusted eligible bonus amount was $4.9 million and the ratable charge to compensation expense for the year then ended was $9.3 million. Based on the functions of the employees scheduled to receive acquisition bonuses in 2000, $1.0 million of the compensation charge was allocated to cost of net revenues and the remaining $8.3 million was allocated to operating expenses. Additionally, during 2000, approximately $790,000 was recognized as employee severance expense, resulting from acceleration of the required one year vesting period in the third quarter of 2000. See also Note 4 — Strategic Restructuring and Employee Severance. During 2000, $11.6 million was paid in acquisition-related retention bonuses and $2.5 million was accrued as of the year then ended.

      As of December 31, 2001, the aggregate, adjusted eligible bonus amount was $1.9 million and the ratable charge to compensation expense for the year then ended was $1.4 million. Based on the functions of the employees scheduled to receive acquisition bonuses in 2001, this amount was charged to operating expenses. In March 2001, the Company announced an employee retention bonus program designed to provide incentives for current employees of Critical Path to continue their employment with the Company. The Company did not incur or pay any cost related to this program, as none of the financial metrics were achieved. During 2002, the charges to compensation related to acquisition bonuses were insignificant. Additionally, as of December 31, 2002 no acquisition bonuses remained.

Note 4 — Strategic Restructuring and Employee Severance

	Liabilities at			Cash	Liabilities at
	December 31,	Total	Noncash	Receipts	December 31,
	2001	Charges	Charges	(Payments)	2002

Workforce reduction	$0.1	$2.1	$—	$(1.0)	$1.2
Facility and operations consolidation and other charges	1.9	1.1	(0.4)	(1.5)	1.1
Non-core product and service sales and divestitures	0.2	—	—	0.1	0.3

Total	$2.2	$3.2	$(0.4)	$(2.4)	$2.6

      In July 2000, the Company announced a plan to reduce its worldwide employee headcount by approximately 113 employees or 11%. This employee reduction plan was executed with the intent to realize various synergies gained through the nine acquisitions the Company completed in 1999 and the first half of 2000. During 2000, the Company recognized a charge for severance-related costs totaling $6.7 million, comprised of $3.3 million in cash charges and $3.4 million in stock-based compensation expense, which resulted from the acceleration of certain employee stock options in connection with the Company’s employee reduction plan. During 2000, the Company paid all amounts related to employee severance.

      In April 2001, the Company announced a strategic restructuring plan that involved reorganizing and refocusing Critical Path’s product and service offerings, a workforce reduction, and a facilities and operations consolidation. Additionally, the Company has implemented an aggressive expense management plan to further reduce operating costs while maintaining strong customer service. The Company completed its restructuring plan in 2001, including the divestiture of all products and services deemed to be non-core products and services to the continued operations of the company, a 44% reduction in headcount, a 65% reduction in the number of facilities and the implementation of other cost cutting measures, resulting in a significant reduction in overall operating expenses. The non-core products and services comprised approximately 26% and 21% of total revenues in the years ended December 31, 2000 and 2001.

      During 2001, the Company sold or discontinued all of its non-core products and services and as a result of these transactions recognized a net gain of $1.0 million for the year ended December 31, 2001. The Company reduced its headcount from 1,011 employees at March 31, 2001 to 562 employees at December 31, 2001. Charges related to the headcount reduction consisted primarily of the payment of severance and fringe benefits, and aggregated approximately $10.3 million during 2001. In connection with the consolidation of facilities it reduced from 77 at March 31, 2001 to 27 at December 31, 2001. Lease terminations and facility consolidation related charges consisted primarily of lease termination costs, future lease payments and related fees, and aggregated approximately $9.0 million during 2001. At December 31, 2002, the balance of the accrual was approximately $600,000 and is expected to be utilized by the end of 2003.

      In May 2002, the Board of Directors approved a restructuring plan to further reduce the Company’s expense levels consistent with the current business climate. In connection with the plan, a restructuring charge of $1.5 million was recognized in the second quarter of 2002. This charge was comprised of approximately $1.2 million in severance and related costs associated with the elimination of approximately 39 positions and $300,000 in facilities lease termination costs. During 2002, approximately $762,000 was charged against this accrual, primarily cash payments of severance related costs. The balance of the accrual at December 31, 2002, of approximately $777,000 is expected to be utilized by the end of 2003.

      In January 2003, The Company announced a restructuring initiative designed to further reduce its expense level in an effort to achieve operating profitability assuming no or moderate revenue growth. The cost-reduction plan targets a reduction in operating expenses, excluding special charges, amortization and depreciation, of approximately $22 million annually. Quarterly operating expenses are expected to be, excluding special charges, amortization and depreciation, of approximately $21 million to $22 million by mid-year 2003. The plan includes the consolidation of some office locations and a global workforce reduction of approximately 175 positions, or approximately 30% of the workforce. The headcount reduction is partially offset by outsourcing approximately 75 positions to lower cost service providers. The Company anticipates an aggregate charge of approximately $7.5 million resulting from the cost reduction plan, inclusive of $6.5 million in cash and $1.0 million in non-cash expenses. Included in this plan were approximately $1.7 million in charges incurred in the fourth quarter of 2002, comprised of approximately $668,000 in severance and related costs and $1.0 million in facilities lease termination costs. The Company expects to incur the remainder of the charge through the first half of 2003. At December 31, 2002, the balance of the accrual was approximately $1.2 million and is expected to be utilized by the end of 2003.

Note 5 — Accounts Receivable

	December 31,

	2001	2002

	(In thousands)
Accounts receivable	$27,874	$24,404
Allowance for doubtful accounts	(1,182)	(1,586)

Accounts receivable, net	$26,692	$22,818

      The provision for doubtful accounts was $5.5 million, $5.2 million and $673,000 in 2000, 2001 and 2002, respectively.

Note 6 — Investments

		Net	Period
December 31, 2001	Cost	Unrealized	Income	Estimated
(In thousands)	Basis	Gain (Loss)	(Expense)	Fair Value

Short-term investments
Marketable securities	$9,702	$—	$—	$9,702

Long-term investments
Marketable equity investments	$1,883	$(790)	$—	$1,093
Non-marketable equity investments	2,202	—	(702)	1,500
Investment in Critical Path Pacific, equity method	7,508	—	(2,886)	4,622

	$11,593	$(790)	$(3,588)	$7,215

December 31, 2002
(In thousands)

Short-term investments
Marketable securities	$5,583	$—	$—	$5,583

Long-term investments
Marketable securities	$3,985	$5	$—	$3,990
Marketable equity investments	997	(676)	36	357

	$4,982	$(671)	$36	$4,347

      The Company’s investments consist of both short-term and long-term investments. Short-term investments are primarily comprised of low risk government securities and corporate bonds. Long-term investments are primarily comprised of strategic equity investments in corporate partners, certain of which are publicly traded and marketable and certain of which are privately held and non-marketable. The Company’s investments in marketable securities are stated at fair value, which is based on quoted market prices. Investments in non-marketable securities are stated at fair value, based on initial cost of the investment and periodic review for impairment. Adjustments to the fair value of these investments are recorded as a component of other comprehensive income. All investments are periodically evaluated for other-than-temporary impairment.

      During 2000, 2001 and 2002, the Company determined that the impairment of certain of these investments were deemed to be other-than-temporary and recorded write downs of $23.6 million, $702,000 and $1.5 million. The impairment charge recorded in 2000, consisted of $2.6 million in investments in marketable securities and $21.0 million in investments in non-marketable securities. During 2001 and 2002 the Company recorded write-downs related to other-than-temporary impairments of certain non-marketable securities. As of December 31, 2002, the estimated fair value of non-marketable equity investments amounted to zero.

      In June 2000, the Company established a joint venture, Critical Path Pacific, Inc., with Mitsui and Co., Ltd., NTT Communications Corporation and NEC Corporation to deliver advanced Internet messaging solutions to businesses in Asia. The Company invested $7.5 million, acquiring a 40% ownership interest in the joint venture. This investment was accounted for using the equity method. During 2000, 2001 and 2002, the Company recorded equity in net loss of joint venture of approximately $1.0 million, $1.9 million and $1.4 million, respectively. On June 6, 2002, the Company acquired the remaining 60% ownership interest. See also Note 2 — Acquisitions.

Note 7 — Property and Equipment

	December 31,

	2001	2002

	(In thousands)
Computer equipment and software	$109,543	$104,474
Furniture and fixtures	9,822	9,456
Leasehold improvements	2,180	2,035

	121,545	115,965
Less: Accumulated depreciation and amortization	(85,260)	(97,823)

	$36,285	$18,142

      At December 31, 2000, 2001 and 2002, property and equipment included $21.5 million, $2.9 million and $5.1 million of assets under capital leases, respectively, and accumulated amortization totaled $13.6 million, $1.4 million and $3.1 million at December 31, 2000 , 2001 and 2002, respectively. All assets under capital lease relate to computer equipment and software.

      Depreciation and amortization expense totaled $34.4 million, $43.0 million and $27.2 million during 2000, 2001 and 2002, respectively.

Note 8 — Goodwill and Other Intangible Assets

      At December 31, 2002, the Company was carrying goodwill of $6.6 million, which is no longer being amortized, in accordance with SFAS No. 142. All acquired intangible assets were fully amortized as of December 31, 2002. At December 31, 2001, the Company carried net intangible assets of $48.6 million. Of this amount, $46.7 million is related to acquired intangible assets and the remaining $1.9 million was associated with goodwill. During the second quarter of 2002, goodwill increased by approximately $1.0 million associated with the Company’s acquisition of the remaining 60% ownership interest in Critical Path Pacific, Inc. See also Note 2 — Acquisitions.

      The Company performed its initial goodwill impairment test upon adoption on January 1, 2002, as required by SFAS No. 142, at which time the goodwill was not impaired. On September 30, 2002, the Company performed its annual impairment review, at which time the goodwill was not impaired. The Company will continue to test for impairment on an annual basis and on a more frequent basis if events occur or circumstances change that would more likely than not reduce the fair value of any of the Company’s reporting units below their carrying value. See also Note 1 — The Company and Summary of Significant Accounting Policies.

      Goodwill is detailed as follows (in thousands):

	December 31,		January 1,		December 31,
	2001	Reclassification	2002	Acquisition	2002

United States	$—	$2,386	$2,386	$—	$2,386
Europe	1,983	1,262	3,245	—	3,245
Other	—	—	—	982	982

	$1,983	$3,648	$5,631	$982	$6,613

      Other intangible assets are detailed as follows (in thousands):

			Net
	Gross	Accumulated	Book
December 31, 2001	Amount	Amortization	Value

Existing technology	$39,748	$(21,226)	$18,522
Strategic relationships — warrants	38,660	(19,330)	19,330
Customer base	12,493	(7,698)	4,795
Assembled workforce	8,930	(5,282)	3,648
Patents	726	(363)	363

	$100,558	$(53,900)	$46,658

			Net
	Gross	Accumulated	Book
December 31, 2002	Amount	Amortization	Value

Existing technology	$39,748	$(39,748)	$—
Strategic relationships — warrants	38,660	(38,660)	—
Customer base	12,493	(12,493)	—
Patents	726	(726)	—

	$91,627	$(91,627)	$—

      Amortization expense was $401.1 million, $54.1 million and $43.3 million in 2000, 2001 and 2002. Included in amortization expense was amortization of goodwill totaling $341.7 million, $643,000 and zero in 2000, 2001 and 2002, respectively, with the remaining amortization expense related to other intangible assets. Based on the types of other identifiable intangibles acquired, during 2000, 2001 and 2002 amortization expense of $18.1 million, $21.3 million and $18.5 million was allocated to cost of net revenues, respectively, and amortization expense of $382.9 million, $32.7 million and $24.8 million was allocated to operating expenses, respectively. During 2000, the Company also recognized $3.7 million of acquired in-process research and development costs in the period the transaction was consummated. See also Note 2 — Acquisitions. Additionally, a $1.3 billion impairment charge to reduce the carrying value of goodwill and other intangible assets was recognized in 2000. The remaining identifiable intangible assets primarily relate to existing technology for some of the Company’s licensed products, which were acquired in 2000, and certain amounts related to assembled work forces, which were acquired in 1999 and 2000. Intangible assets were fully amortized as of the end of 2002. See also Note 17 — Impairment of Long-Lived Assets.

      The following table presents net loss attributable to common shares and net loss per share attributable to common shares — basic and diluted, as if the goodwill, including assembled workforce which has been reclassified to goodwill, had not been amortized during the periods presented (in thousands, except per share amounts):

	Year Ended December 31,

	2000	2001	2002

Net loss
Reported net loss attributable to common shares	$(1,852,465)	$(79,820)	$(131,815)
Amortization of goodwill	5,762	4,688	—

Net loss attributable to common shares, as adjusted	$(1,846,703)	$(75,132)	$(131,815)

Net loss per share — basic and diluted
Reported net loss per share attributable to common shares	$(122.68)	$(4.32)	$(6.78)
Amortization of goodwill per share	0.38	0.26	—

Net loss per share attributable to common shares, as adjusted	$(122.30)	$(4.06)	$(6.78)

Warrants

ICQ

      In January 1999, the Company entered into an agreement with ICQ, Inc., a subsidiary of AOL Time Warner, pursuant to which the Company provides email hosting services that are integrated with ICQ’s instant messaging service provided to ICQ’s customers. As part of the agreement, ICQ agreed to provide sub-branded advertising for the Company in exchange for warrants to purchase 610,692 shares of Series B Preferred Stock, issuable upon attainment of each of five milestones.

      As of April 9, 2000, all five milestones had been attained and all related warrants were exercised during 2000 in two net exercises of 191,669 and 360,267 shares. Using the Black-Scholes option-pricing model and assuming a term of seven years and expected volatility of 90%, the final revised aggregate fair value of all vested warrants was $93.8 million, which was being amortized to advertising expense using the straight-line method over four years. Aggregate charges to stock-based expenses of $19.5 million and $14.7 million were recorded to operating expenses during 2000 and 2001, respectively, related to these warrants. During 2002, amortization of intangible assets totaled $14.7 million, related to these warrants. The value of these warrants was fully amortized at December 31, 2002. During 2000, the Company recorded an impairment charge of $16.8 million bringing the adjusted fair value to approximately $30.1 million to be amortized over the remaining benefit period. See also Note 17 — Impairment of Long-Lived Assets.

Qwest Communications Corporation

      In October 1999, the Company entered into an agreement with Qwest Communications Corporation, a telecommunications company, pursuant to which the Company agreed to provide email hosting services to Qwest’s customers. As part of the agreement, Qwest agreed to provide sub-branded advertising for Critical Path in exchange for warrants to purchase up to a maximum of 883,635 shares of Common Stock upon attainment of each of six milestones.

      The shares underlying the milestones for which achievement is considered probable are remeasured at each subsequent reporting date, beginning at December 31, 1999, until each sub-branded Qwest mailbox registration threshold is achieved and the related warrant shares vest, at which time the fair value attributable to that tranche of the warrant is fixed. In the event such remeasurement results in increases or decreases from the initial fair value, which could be substantial, these increases or decreases will be recognized immediately, if the fair value of the shares underlying the milestone has been previously recognized, or over the remaining term, if not.

      In October 1999, the first of the six milestones had been attained. Using the Black-Scholes option-pricing model and assuming a term of 5 years and expected volatility of 90%, the final revised aggregate fair value of the vested warrants associated with the first milestone approximated $22.2 million, which is being amortized to advertising expense using the straight-line method over three years. The Company expects that future changes in the trading price of the Company’s Common Stock at the end of each quarter, and at the time certain milestones are considered probable and achieved, may cause additional substantial changes in the ultimate amount of the related stock-based charges.

      As of December 31, 2001, only the first of the six milestones had been attained. None of the remaining milestones are considered probable and as a result, the fair value of the warrants relating to the shares underlying the second through sixth milestones has not been recognized. During 2000 and 2001, $7.4 million and $4.6 million, respectively, was charged to stock-based operating expense related to the vested warrants. During 2002, amortization of intangible assets totaled $4.6 million, related to these warrants. The value of these warrants was fully amortized at December 31, 2002. During 2000, the Company recorded an impairment charge of $4.8 million. See also Note 16 — Impairment of Long-Lived Assets. The fair value at December 31, 2000 and 2001, was approximately $8.6 million and $4.6 million, respectively, and was fully amortized as of the end of 2002.

Worldsport Network Ltd.

      In December 1999, the Company entered into an agreement with Worldsport Network Ltd., the sole and exclusive provider of Internet solutions for the General Association of International Sports Federations (“GAISF”) and a majority of the international federations it recognizes. Under the terms of the agreement, Worldsport offers the Company’s web-based email and calendaring services to the GAISF network and its members. As part of the agreement, Worldsport agreed to provide sub-branded advertising for the Company in exchange for warrants to purchase up to a 1.25% equity interest in the Company on a fully diluted basis upon attainment of each of five milestones based on the number of email boxes for which Worldsport registers and provides sub-branding. The warrants are exercisable for five years after becoming vested. Any warrants not vested within five years of the date of the agreement will be cancelled. Worldsport ceased operations and filed for bankruptcy during 2000 and the Company continues to believe the warrants will ultimately expire unvested and unexercised.

Lessor Warrants

      In December 1999, the Company entered into an agreement with one of its lessors, in connection with an office lease, pursuant to which the lessor was issued warrants to purchase up to a maximum of 6,250 shares of the Company’s Common Stock. The warrants may be exercised beginning January 1, 2000 through December 20, 2006 at a price of $360.00 per share. The warrants vest at the beginning of each month on a straight-line basis in the amount of 130 shares per month.

      Using the Black-Scholes option pricing model and assuming a term of six years and expected volatility of 90%, the fair value of the warrants on the effective date of the agreement approximated $2.0 million, which was being amortized to general and administrative expenses using the straight-line method over ten years beginning January 2000. During both 2000 and 2001, approximately $200,000 was charged to stock-based expense related to the vested warrants. In March 2002, the lease was terminated and the remaining value of $1.6 million was recognized to stock-based expense.

Telco

      In January 2000, docSpace entered into an agreement with a major telecommunications company (“Telco”) pursuant to which docSpace would provide secure messaging services to the Telco’s customers. As part of the agreement, Telco agreed to provide marketing, publicity, and promotional services to docSpace. As a result of the completion of the Company’s acquisition of docSpace, the Company assumed warrants that allowed Telco to purchase up to a maximum of 87,280 shares of the Company’s Common Stock upon attainment of each of three milestones.

      Subsequent to the acquisition, the Company entered into discussions with Telco to modify their relationship. Accordingly, the vesting provisions of the proposed agreement were modified to reflect the requirements of the new relationship.

      As of December 31, 2002, none of the vesting milestones of the original agreement had been attained and none of the milestones are considered probable. Accordingly no deferred compensation associated with the warrants has been recognized.

      The Company expects that future changes in the trading price of the Company’s Common Stock at the end of each quarter, and at the time certain milestones are achieved, will cause additional substantial changes in the ultimate amount of the related stock-based charges.

Note 9 — Related Party Transactions

Vectis Group, LLC

      In March 2001, the Company entered into certain agreements with Vectis Group, LLC (“Vectis Group”) to engage Vectis Group to act as an advisor to the Company with respect to various strategic alternatives the Company was exploring and to assist with other management related services. As part of the agreement, Vectis Group agreed to provide consulting services to the Company in exchange for a monthly retainer fee, potential transaction –based fees associated with certain strategic asset sales and investments in Critical Path and immediately exercisable warrants to purchase 125,000 shares of the Company’s Common Stock with an exercise price of $8.00 per share, issuable upon execution of the agreement. Using the Black-Scholes option-pricing model and assuming a term of three years, the term of the agreement, and expected volatility of 215%, the initial and final fair value of the warrant on the effective date of the agreement approximated $732,000, which was recognized upon the execution of the agreement in March 2001, because the relationship was terminable at any time. During the term of the agreement, the Company paid Vectis Group an aggregate of approximately $1.1 million in retainer fees and expenses, paid monthly over the life of the agreements, and approximately $3.1 million in transactional fees, which included approximately $2.75 million in connection with the preferred stock financing transaction in November 2001, in which Vectis Group participated as one of several investors in this transaction led by General Atlantic Partners and its affiliates. See also Note 15 — Financing Transaction. William McGlashan, Jr., a principal in Vectis Group, and a member of the Board of Directors of the Company, was appointed interim President and Chief Operating Officer of the Company in April 2001 and was later appointed Vice Chairman and Chief Executive Officer. Effective September 30, 2001, the Company terminated its agreements with Vectis Group for consulting and other transactional services. In connection with the termination of the agreements, certain other employees of Vectis Group became employees of Critical Path. Although the agreements were terminated, certain obligations under the agreement survived, including the transaction fee paid in connection with the Company’s financing transaction in 2001 and related indemnification obligations. The total potential remaining fees payable aggregate between zero and $135,000.

Notes receivable from shareholders

      During 1998, the Company issued a full recourse note to a shareholder and former Chief Executive Officer, Douglas Hickey, equal to $1.06 million. Mr. Hickey’s full recourse note accrues interest at the rate of 4.51% per annum and is secured by shares of the Company’s Common Stock owned by Mr. Hickey. In February 2001, Mr. Hickey terminated his employment with the Company. In connection with the termination, the repayment of the $1.06 million note receivable and accrued interest was extended to May 9, 2002. As of December 31, 2000 and 2001, accrued interest totaled $109,000 and $158,000, respectively. Mr. Hickey repaid this note in full with interest in March 2002.

Notes receivable from officers

      During 2000, the Company issued a note receivable to a former Chief Financial Officer, Lawrence Reinhold, equal to $1.7 million. Mr. Reinhold’s full recourse note accrued interest at the rate of 6.0% per annum and both principal and interest were scheduled to be forgiven over a specified period. During Mr. Reinhold’s employment with Critical Path approximately $270,000 of principal and interest was forgiven, consistent with the terms of the note, and charged to operating expenses. The repayment of the outstanding loan was subject to certain change of control and employment termination criteria. In August 2001, Mr. Reinhold terminated his employment with the Company. In connection with the termination all outstanding principal and interest totaling $1.5 million was forgiven by the Company and charged to operating expenses.

      In connection with his employment agreement, in October 2001 the Company advanced a loan to and held a note receivable from Pierre Van Beneden, President, totalling $350,000. Mr. Van Beneden’s loan was interest free for the first year and was forgiven in monthly installments over the first year of Van Beneden’s employment, resulting in a compensation charge to operating expense ratably over the first twelve months of his employment. As of October 8, 2002, the one-year anniversary of his employment with the Company, the note had been fully forgiven. Mr. Van Beneden’s employment terminated shortly thereafter.

      During 2001 and in connection with his employment agreement, the Company advanced a loan to and held a note receivable from David Hayden, Executive Chairman and a Director of the Company, in the amount of $1.5 million. The full recourse note accrues interest at the rate of 6.75% per annum and could be repaid by the achievement of performance-based milestones described in Mr. Hayden’s employment agreement and performance loan agreement. The loan was also subject to forgiveness upon certain change of control events. In February 2002, the Board approved an amendment of Mr. Hayden’s employment agreement that eliminated the original performance-based milestones in favor of a single performance-based milestone tied to a change of control event. In addition, the Board increased the amount available under the loan agreement by an additional $450,000, which was funded in March 2002. The loan amount was secured by a first priority security interest in all of Mr. Hayden’s shares and options in the Company, with all other terms of the loan and other agreements unchanged. In July 2002, in connection with the settlement of the terms and conditions of Mr. Hayden’s termination of employment with the Company, some of the terms of the loan were altered as described in this section below under “Termination Agreement.”

      In December 2001, the Board approved a fully secured loan to William McGlashan, Jr., the Company’s Chief Executive Officer, of up to $4.0 million in connection with the purchase of a principal residence in the San Francisco Bay Area. In May 2002, the Compensation Committee of the Board and Mr. McGlashan agreed to amend the agreement in order to reduce the amount of the loan commitment to $1.5 million. As of December 31, 2002, no portion of the loan commitment had yet been funded.

      In connection with the reduction of the loan commitment, in May 2002 Mr. McGlashan was granted an option to purchase 250,000 shares of the Company’s Common Stock, at an exercise price of $6.96 per share, which was the fair market value on the date of grant. The option was immediately exercisable subject to the Company’s lapsing right of repurchase at a price equal to the exercise price per share over a three year period. Mr. McGlashan exercised his right to early exercise purchase the shares through a promissory note and stock pledge agreement in May 2002. As such the Company now holds a promissory note in the amount of $1,740,000 secured by shares of Common Stock. The promissory note accrues interest at the adjustable quarterly reference rate of Fidelity Investments or similar banking entity as the shares vest with respect to that portion of the purchase price representing the purchase price of the “vested” shares. As of December 31, 2002, no interest had accrued, however the Company expects interest will begin accruing in May 2003.

      In accordance with EITF Issue No. 00-23, the early exercise of these options is not considered a substantive exercise, for accounting purposes, until the repurchase right lapses. Accordingly, the total exercise price of these options has been recognized as an asset, in Other assets, and as a liability, in Capital lease and other obligations. These balances will be reclassified to shareholders’ equity as the right of repurchase lapses, one third in May 2003, and one thirty sixth monthly thereafter.

Termination Agreements

      In May 2002, David Hayden resigned his employment with the Company and from the Board of Directors. In connection with a separation agreement finalized in July 2002, Mr. Hayden received a lump sum separation payment of $350,000 plus applicable taxes, continuation of health and welfare benefits until May 31, 2003, an extension to repay the $1.95 million loan with the Company until no later than June 30, 2005, an extension of the period within which he may exercise his vested stock options until no later than June 30, 2005, acceleration of a portion of his unvested options if a change of control of the Company occurs prior to September 30, 2003 and reimbursement for $50,000 of legal fees incurred. In connection with the provision of these benefits, Mr. Hayden agreed to (i) forfeit the right under the severance provisions of his employment agreement to an additional one year extension of the $1.95 million loan until August 2006; (ii) pay all proceeds (net of taxes) from the sale of any shares held by him in the Company to reduce the principal balance of the $1.95 million loan; and (iii) forfeit his right to receive a $2.5 million loan from the Company to exercise certain of his stock options. All sales of common stock of the Company by Mr. Hayden will be made under a publicly filed trading plan. In addition, Mr. Hayden and the Company executed a mutual release of claims. As a result of Mr. Hayden’s separation, the Company recorded aggregate one-time charges of $2.6 million, included in operating expenses, inclusive of $572,000 related to the separation payment and legal fee reimbursements made to Mr. Hayden and $2.0 million in stock-based expenses related to the extension of the exercise period on Mr. Hayden’s vested stock options.

      In October 2002, Pierre Van Beneden terminated his employment as president of the Company, but continued through January 2003 as a consultant. In connection with a separation agreement and release, Mr. Van Beneden agreed to provide consulting services to the Company on a commissioned basis and shall receive the benefits to which he was entitled under his employment agreement. Such employment agreement benefits, which were paid in January 2003 upon the completion of the consulting term, included a lump sum payment of $337,500, representing nine months base salary, accelerated vesting on a portion of his option grants, triggering a charge of $17,000 to stock-based expenses, and commissions of $50,000. These payments reflect all cash obligations of the Company to Mr. Van Beneden and accordingly no additional payments will be made in connection with the consulting services portion of his termination agreement. As an additional benefit under the separation agreement, Mr. Van Beneden was granted an extension until January 17, 2004 to exercise his option grants. Mr. Van Beneden and the Company executed a mutual release of all claims.

Consulting Agreements

      In August 2002, the Company retained the services of The Cohen Group, an international strategic consulting company. The chairman and chief executive officer of The Cohen Group is William S. Cohen, a member of the Board of Directors of the Company. Under the agreement, The Cohen Group received a $150,000 retainer fee to be credited against a sliding scale of earned sales and referral commissions on transactions resulting in license revenue for the Company. The agreement is for a one year renewable term, with reimbursement for specified expenses up to a cap of 5% of the retainer and a provision for extension in the event the retainer fee is not earned during the term.

      In August 2002, the Company hired R.B. Webber & Company, strategic management consultants, to prepare an executive level research and forecast presentation on the enterprise messaging market. The agreement provided for a flat fee of $85,000 over a two month period for the services of several consultants of R.B. Webber and Company, with reimbursement for expenses capped at 5% of the fee. Jeffrey Webber, a member of the Board of Directors of the Company, is a partner of R.B. Webber and Company. Mr. Webber shall also provide consulting services under the agreement.

Revenues and Expenses

      The following is a summary of revenues and receivables associated with related parties:

	Revenues			Receivables

	For the Year Ended
	December 31,			At December 31,

	2000	2001	2002	2000	2001	2002

	(In thousands)
E*TRADE	$395	$1,724	$9	$42	$1,591	$—
US West	5,806	2,647	—	460	21	—
ICQ	240	237	480	105	60	40

	$6,441	$4,608	$489	$607	$1,672	$40

Expenses

      During 2000, the Company leased an aircraft, for use by certain officers of the Company, from D Squared LLC, in which Douglas Hickey and David Thatcher, the Company’s former Chief Executive Officer and former President, respectively, had a direct investment. The aggregate amount billed to the Company for the use of the aircraft or other aircraft arranged through D Squared LLC aggregated approximately $337,000. There were no billed amounts in 2001 and 2002.

Note 10 — Credit Facility

      In September 2002, the Company entered into a $15.0 million one-year line of credit (“credit facility”) with Silicon Valley Bank, to be utilized for working capital and general corporate operations. At December 31, 2002, the Company had no borrowings and $3.0 million in letters of credit under the credit facility. The credit facility is secured by certain assets of the Company and borrowings bear variable interest, Prime rate plus 1.00% and is subject to certain covenants. Interest is paid each month with principle due at maturity. Commitment fees related to the credit facility include an initial commitment fee of 0.50%, or $75,000, which was paid upon close, a fee of 0.50% due and payable should the Company elect to cancel the facility within the first six months from closing, and an additional fee based on unused credit of 0.45% payable at the end of each quarterly period in arrears. The credit facility was scheduled to mature on September 30, 2003, however it was recently amended on March 25, 2003, to extend the maturity date to March 31, 2004 and revised certain covenants. At December 31, 2002, the Company was in compliance with the covenants required under the amended credit facility. In connection with the extension we paid an additional commitment fee of $37,500 and extended the initial six-month period subject to an early termination fee through September 30, 2003. The interest rate on the credit facility was 4.7% during 2002.

Note 11 — Convertible Subordinated Notes

      During 2000, the Company issued $300.0 million of five-year, 5 3/4% Convertible Subordinated Notes (“Notes”) due April 2005, to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. Holders may convert the Notes into shares of Common Stock at any time before their maturity or the business day before their redemption or repurchase by the Company. The conversion rate is 2.4636 shares per $1,000 principal amount of Notes subject to adjustment in certain circumstances. This rate is equivalent to a conversion price of approximately $405.92 per share. On or after the third business day after April 1, 2003, through March 31, 2004, the Company has the option to redeem all or a portion of the Notes that have not been previously converted at the redemption price equal to 102.30% of the principal amount. During the period from April 1, 2004 through March 31, 2005, the Company has the option to redeem all or a portion of the Notes that have been previously converted at the redemption price equal to 101.15% of the principal amount. Thereafter the redemption price is equal to 100% of the principal amount. The Notes are non-callable for three years. In the event of a “Change in Control,” as defined in Notes’ Offering Circular, the Notes holders have the option of requiring the Company to repurchase any Notes held at a price of 100% of the principal amount of the Notes plus accrued interest to the date of repurchase.

      The Company incurred approximately $10.8 million in debt issuance costs, consisting primarily of underwriting discount and legal and other professional fees. These costs have been capitalized and will be recognized as a component of interest expense on a straight-line basis, which approximates the effective interest method, over the five-year term of the Notes. During 2000, 2001 and 2002, the Company recorded interest expense related to the amortization of the debt issuance costs of $1.6 million, $1.5 million and $275,000, respectively.

      Interest is payable on April 1 and October 1 of each year. As of December 31, 2000, 2001 and 2002, there was approximately $4.3 million, $600,000 and $556,000 in interest payable, respectively. During 2000, 2001 and 2002, the Company recorded interest expense related to the Notes of $13.0 million, $12.1 million and $2.2 million, respectively. The Notes are subordinated in right of payment to all senior debt of the Company and effectively subordinated to all existing and future debt and other liabilities of the Company’s subsidiaries.

      During 2001, the Company retired $261.4 million of face value of the Notes, which resulted in an extraordinary gain on retirement of $179.3 million, inclusive of $6.8 million in write downs of related debt issuance costs. The Company used cash of $53.1 million and equity in order to retire the Notes, inclusive of approximately $4.4 million in accrued interest. See also Note 15 — Financing Transaction. As of December 31, 2000, 2001 and 2002 the total balance outstanding was $300.0 million, $38.4 million and $38.4 million, respectively. These Notes are carried at cost and had an approximate fair value at December 31, 2002 of $32.4 million.

Note 12 — Income Taxes

      The Company did not provide any deferred federal or state income tax benefit for any of the periods presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance on its net deferred tax assets, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.

      At December 31, 2002, the Company had approximately $303 million of federal and $145 million of state net operating loss carryforwards available to offset future taxable income. Federal and state net operating loss carryforwards expire in varying amounts through 2021 for federal and 2008 for state purposes. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period. These carryforwards will begin to expire at various times starting in 2013 and 2006 for federal and state tax purposes, respectively.

      Since inception, the Company has incurred several ownership changes which has limited the Company’s ability to utilize loss carryforwards as defined in IRC Section 382. Based on the most current change, the losses are subject to a limitation of $324 million per year. The Company believes the limitation should not have a material effect on the future utilization of the losses.

      At December 31, 2002, the Company also had research and development credit carryforwards of approximately $15.9 million for federal and state purposes. The research and development credit carryforwards expire through 2021 for federal purposes, and do not expire for state purposes.

      Income (loss) before provision for income taxes consists of the following (in thousands):

	2000	2001	2002

Domestic	$(1,858,276)	$(67,000)	$(114,578)
Foreign	12,324	(5,258)	(2,354)

Total	$(1,845,952)	$(72,258)	$(116,932)

      The components of the provision for income taxes are as follows (in thousands):

	December 31,

	2000	2001	2002

Current:
Federal	$—	$1,600	$(800)
Foreign	6,513	5,606	1,779

	6,513	7,206	979

      Deferred tax assets (liabilities) consist of the following (in thousands):

	December 31,

	2000	2001	2002

Deferred tax assets
Net operating loss carryforwards	$96,254	$87,381	$111,288
Tax credits	6,442	13,321	15,918
Fixed assets	1,085	7,043	7,043
Accrued liabilities	15,490	4,828	1,762

Total deferred tax assets	$121,271	$112,573	$136,011
Deferred tax liability
Intangible assets	$(26,917)	$(8,758)	$(3,492)

	$(26,917)	$(8,758)	$(3,492)

Gross deferred tax assets	$94,354	$103,815	$132,518

Valuation allowance	$(94,354)	$(103,815)	$(132,518)

Net deferred tax assets	$—	$—	$—

      The net increases in the valuation allowance for 2000, 2001 and 2002 were $69.0 million, $9.5 million and $28.7 million, respectively.

      Reconciliation of the statutory federal income tax rate to the Company’s effective tax rate:

	December 31,

	2000	2001	2002

Tax at federal statutory rate	(34)%	(34)%	(34)%
State, net of federal benefit	(1)%	(2)%	(3)%
Stock-based expenses	0%	17%	0%
Goodwill amortization	7%	0%	0%
Intangible asset write off	24%	0%	0%
Research and development credits	0%	(2)%	(1)%
Change in valuation allowance	4%	16%	26%
Foreign taxes	0%	5%	5%
Warrant amortization	0%	9%	5%
Other	0%	1%	4%

Provision for taxes	0%	9%	1%

Note 13 — Commitments and Contingencies

Leases

      The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through 2014. See Also Note 22 — Subsequent Events. Rent expense during 2000, 2001 and 2002, totaled $5.8 million, $5.4 million and $4.8 million, respectively. Future minimum lease payments under noncancelable operating and capital leases are as follows:

	Capital	Operating
	Leases	Leases

	(In thousands)
Year Ending December 31
2003	$2,541	$5,452
2004	357	4,920
2005	—	4,529
2006	—	3,777
2007 and beyond	—	18,051

Total minimum lease payments	$2,898	$36,729

Less: Amount representing interest	(158)

Present value of capital lease obligations	$2,740
Less: Current portion	(2,398)

Long-term portion of capital lease obligations	$342

Equipment Lease Lines

      In 1998, the Company entered into three separate financing agreements that provided for the acquisition of up to $6.5 million in equipment and $1.5 million in software and tenant improvements. The first of these agreements provided for acquisitions of up to $2.0 million in equipment through April 30, 1999; the second agreement for acquisitions of up to $3.5 million in equipment and $1.5 million in software and tenant improvements through May 1, 1999; and the third agreement for acquisitions of up to $1.0 million in equipment through March 31, 2001. Amounts financed under these agreements were payable over three-year periods, in monthly installments of principal and interest, with interest accruing at rates between 6.30% and 7.00% per annum. Approximately $1.0 million was collateralized by the related equipment acquired. In connection with two of the agreements, the Company issued warrants to purchase a total of 339,522 shares of Series A Preferred Stock at a purchase price of $0.72 per share. The Company estimated fair value of these warrants at date of issuance of $186,000 was amortized to interest expense over the term of the related lease obligation. The obligation payable by the Company under these financing agreements of $2.4 million at December 31, 2001 was paid in full in January 2002 and the remaining unamortized balance was expensed. In connection with the Company’s acquisition of Critical Path Pacific in June 2002, the Company assumed a capital lease with a termination date of August 2006 and a capital lease obligation of $1.9 million at December 31, 2002.

Other Contractual Obligations

      The Company entered into various contractual obligations which total $14.0 million, at December 31, 2002, primarily related the future purchase of equipment, software and maintenance of hardware and software products being utilized within engineering and hosted operations, management of data center operations and network infrastructure storage for our hosted operations. These obligations are expected to be completed over the next 5 years, including $7.9 million in 2003.

Service Level Agreements

      Net revenues are derived from contractual relationships that typically have one to three year terms. Certain agreements require minimum performance standards regarding the availability and response time of email services. If these standards are not met, such contracts are subject to termination and the Company could be subject to monetary penalties.

Litigation and Investigations

      The Company is a party to lawsuits in the normal course of our business. Litigation in general, and securities and intellectual property litigation in particular, can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. Other than as described below, the Company is not a party to any other material legal proceedings.

      Securities Action in Northern District of California. On April 30, 2002, MBCP PeerLogic LLC and other named plaintiffs filed suit in the U.S. District Court for the Southern District of New York against the Company and certain of its former officers. The plaintiff shareholders had opted out of a shareholder litigation settlement that was approved by the U.S. District Court for the Northern District of California. The complaint alleged breach of contract, unjust enrichment, common law fraud and violations of federal securities laws and seeks compensatory and punitive damages in an unnamed amount but in excess of $200 million. The case has been transferred to the U.S. District Court for the Northern District of California. Litigation in this matter is ongoing. See also Note 22 — Subsequent Events.

      Securities and Exchange Commission Investigation. In 2001, the Securities and Exchange Commission (the “SEC”) investigated the Company and certain former officers, employees and directors with respect to non-specified accounting matters, financial reports, other public disclosures and trading activity in the Company’s securities. The SEC concluded its investigation of the Company in January 2002 with no imposition of fines or penalties and, without admitting or denying liability, the Company consented to a cease and desist order and an administrative order as to violation of certain non-fraud provisions of the federal securities laws. The investigation has also thus far resulted in charges being filed against five former officers and employees. The Company believes that the investigation of its former officers and employees may continue; and while the Company continues to fully cooperate with any requests with respect to such investigation, we do not know the status of such investigation.

      Derivative Actions in Northern District of California. Beginning on February 5, 2001, Critical Path was named as a nominal defendant in a number of derivative actions, purportedly brought on the Company’s behalf, filed in the Superior Court of the State of California and in the U.S. District Court for the Northern District of California. The derivative complaints alleged that certain of the Company’s former officers and directors breached their fiduciary duties, engaged in abuses of control, were unjustly enriched by sales of the

Company’s common stock, engaged in insider trading in violation of California law or published false financial information in violation of California law. The Company is currently working with plaintiffs’ counsel to finalize execution of the terms of the settlement of this matter. See also Note 22 — Subsequent Events.

      Securities Class Action in Southern District of New York. Beginning on July 18, 2001, a number of securities class action complaints were filed against the Company, and certain of its former officers and directors and underwriters connected with its initial public offering of common stock in the U.S. District Court for the Southern District of New York (In re Initial Public Offering Sec. Litig.). The purported class action complaints were filed by individuals who allege that they purchased common stock at the initial public offering of common stock between March 26, 1999 and December 6, 2000. The complaints allege generally that the Prospectus under which such securities were sold contained false and misleading statements with respect to discounts and commissions received by the underwriters. The over 1,000 complaints have been consolidated into a single action. The complaints seek an unspecified amount in damages on behalf of persons who purchased the Company’s stock during the specified period. Similar complaints have been filed against 55 underwriters and more than 300 other companies and other individuals. Pretrial motions and discovery was stayed pending a ruling on a motion to dismiss the claims by defendants. On February 19, 2003, the court issued an opinion refusing to dismiss claims against the defendants in the case, except in certain limited circumstances which did not apply to Critical Path or its then officers and directors.

      Lease Dispute. In July 2000, PeerLogic, Inc. signed a lease for office space in San Francisco, California. In December 2000, Critical Path acquired PeerLogic as a wholly-owned subsidiary. After review, the Company determined that local zoning laws likely prohibited a business such as the Company or PeerLogic from occupying the leased premises, and promptly sought a zoning determination from the San Francisco Zoning Administrator to resolve the matter. The Zoning Administrator determined that the Company’s proposed use of the leased premises was not permitted, but the landlord appealed this determination and prevailed before the San Francisco Board of Appeals. The Company requested a rehearing on the matter, which the Board of Appeals denied.

      In April 2002, the landlord filed suit in San Francisco Superior Court against the Company alleging, among other things, breach of the lease. In its complaint, the landlord sought unspecified compensatory damages for back rent, attorneys’ fees, treble damages under relevant statutes, and unspecified punitive damages. A number of the landlord’s claims of damages were subsequently dismissed by the court. The landlord filed an amended complaint in September 2002. In January 2003, the court again dismissed a number of the landlord’s claims, including all requests for punitive damages.

      In a related matter, in July 2002, the Company filed a separate Petition for Writ of Administrative Mandamus with the San Francisco Superior Court, requesting that the Board of Appeals’ decision be reversed and/or remanded for rehearing by the Board, with instructions from the court. Litigation in this matter is ongoing.

      The uncertainty associated with these and other unresolved or threatened lawsuits could seriously harm the Company’s business and financial condition. In particular, the lawsuits or the lingering effects of previous lawsuits and the now completed SEC investigation could harm relationships with existing customers and our ability to obtain new customers and partners. The continued defense of lawsuits could also result in the diversion of management’s time and attention away from business operations, which could harm the Company’s business. Negative developments with respect to the settlements or the lawsuits could cause the Company’s stock price to further decline significantly. In addition, although the Company is unable to determine the amount, if any, that it may be required to pay in connection with the resolution of these lawsuits, and although the Company maintains adequate and customary insurance, the size of any such payments could seriously harm the Company’s financial condition.

Indemnifications

      The Company provides general indemnification provisions in its license agreements. In these agreements, the Company generally states that it will defend or settle, at its own expense, any claim against the customer by a third party asserting a patent, copyright, trademark, trade secret or proprietary right violation related to any products that the Company has licensed to the customer. The Company agrees to indemnify its customers against any loss, expense or liability, including reasonable attorney’s fees, from any damages alleged against the customer by a third party in its course of using products sold by the Company. The Company has not received any claims under this indemnification and does not know of any instances in which such a claim may be brought against the Company in the future.

Note 14 — Minority Interest in Subsidiary

      In January 2000 and in connection with the Company’s acquisition of Isocor Corporation, it acquired a 72.87% interest in CP Italia. During 2000 and 2001 the Company consolidated the operating results of CP Italia and recorded minority interest in net income, which amounted to $649,000 in 2000 and was insignificant in 2001. In March 2001, in connection with an agreement to purchase the remaining minority interest, the Company acquired the outstanding 27.13% interest in CP Italia for approximately $4.2 million.

Note 15 — Financing Transaction

      In December 2001, the Company completed a financing transaction with a group of investors and their affiliated entities (“Investors”). In connection with this financing transaction the Company issued 4 million shares of its Series D Cumulative Redeemable Convertible Participating Preferred Stock (“Series D Preferred Stock”), in a private offering, resulting in gross cash proceeds to the Company of approximately $30 million, and the simultaneous retirement of approximately $65 million in face value of outstanding Notes. The Investors were led by General Atlantic Partners LLC and affiliates and included Hutchison Whampoa Limited and affiliates and Vectis Group LLC and affiliates. In addition, General Atlantic LLC was granted warrants to purchase 625,000 shares of the Company’s Common Stock in connection with this offering.

      The Series D Preferred Stock ranks senior to all preferred and common stock of the Company in priority of dividends, rights of redemption and payment upon liquidation. The fair value ascribed to the Series D Preferred Stock was based on actual cash paid by independent investors and the approximate fair value of the Notes retired in connection with the offering. The principle terms of the Series D Preferred Stock include an automatic redemption on November 8, 2006, cumulative dividends at a rate of 8% per year, compounded on a semi-annual basis and payable in cash or additional shares of Series D Preferred Stock, conversion into shares of common stock calculated based on the Accreted Value, as defined, divided by $4.20, and preference in the return of equity in any liquidation or change of control.

      The Company received net cash proceeds associated with the issuance of the Series D Preferred Stock of approximately $27 million, which was net of a $2.75 million transaction fee paid to Vectis Group LLC and approximately $200,000 in related legal and accounting fees. At issuance, the total amount of these costs was recorded as a reduction of the carrying amount of the Series D Preferred Stock and will accrete over the term of the Series D Preferred Stock. Additionally, at issuance, the Series D Preferred Stock was deemed to have an embedded beneficial conversion feature which was limited to the net proceeds allocable to preferred stock of approximately $42 million. The value of the beneficial conversion feature, at issuance, was initially recorded as a reduction of the carrying amount of the Series D Preferred Stock and will accrete over the term of the Series D Preferred Stock.

      The purchase agreement provides for a preferential return of equity to the Series D Preferred stockholders, before any return of equity to the common stockholders, and also provides for the Series D Preferred stockholders to participate on a pro rata basis with the common stockholders, in any remaining equity, once the preferential return has been satisfied. Under the terms of this provision, the preferential return of equity is equal to the purchase price of the Series D Preferred Stock plus all dividends that would have accrued during the term of the preferred stock, even if a change in control occurs prior to the redemption date. The right to receive a preferential return lapses if either: (i) the Company is sold for a price per share of Series D Preferred Stock, had each such share been converted into common stock prior to change in control equal to, or at least, four times the Accreted Value of Series D Preferred Stock, which at December 31, 2001 was $16.80, or (ii) the Company’s stock trades on NASDAQ for 60 days prior to the change-in-control at an average price of not less than four times the Accreted Value. At December 31, 2001, the estimated fair value of the liquidation preference was $5.2 million and was allocated to that feature and recorded as a separate component of the Series D Preferred Stock. In accordance with the provisions of SFAS No. 133, Accounting for Derivative Instruments, the Company is required to adjust the carrying value of the preference to its fair value at each balance sheet date and recognize any change since the prior balance sheet date as a component of operating income. At December 31, 2002, the estimated fair value of the liquidation preference was $12.6 million, resulting in a net charge to other expense during 2002 of $7.4 million due to the reduction in estimated fair value of the liquidation preference.

      The warrants are exercisable at any time after November 8, 2002 and until November 8, 2006, at an exercise price of $4.20, and convert into one share of the Company’s Common Stock. Using the Black-Scholes option pricing model, assuming a four-year term, 200% volatility, a risk-free rate of 6.0% and no dividend yield, the fair market value of the warrants was $6.2 million. Consistent with the provisions set forth in APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, a portion of the proceeds received for the Series D Preferred Stock was allocated to the warrants and the preferred stock, based upon their relative fair market values. As a result of this allocation, approximately $5.25 million of the proceeds were allocated to the warrants, which was recorded as a reduction of the carrying value of the Series D Preferred Stock.

      The carrying value of the Series D Preferred Stock at December 31 was determined as follows:

	2001	2002

	(In thousands)
Series D Preferred Stock	$55,000	$55,000
Less: Issuance costs	(2,950)	(3,075)

Series D Preferred Stock, net of issuance costs	52,050	51,925
Less amounts allocated to:
Common stock warrants	(5,250)	(5,250)
Beneficial conversion feature	(41,600)	(41,475)
Add liquidation preference	—	7,440
Add amortization and accretion	356	14,260

Carrying value of Series D Preferred Stock and embedded change-in-control feature at December 31	$5,556	$26,900

      The accretion on redeemable convertible preferred shares totaled $356,000 and $13.9 million during 2001 and 2002, respectively. During 2001 the accretion was comprised of $121,000 in accrued dividends and accretion of $235,000. During 2002 the accretion on redeemable convertible preferred shares was comprised of $4.4 million in accrued dividends and accretion of $9.5 million.

Note 16 — Shareholders’ Equity (Deficit)

      Changes in shares of Common Stock outstanding were:

	Year Ended December 31

	2000	2001	2002

	(In thousands)
Common Stock Shares outstanding, beginning of year	11,734	18,534	19,145
Issuance of Common Stock	4,990	128	296
Exercise of stock options and warrants	1,828	492	591
Purchase of Common Stock	(18)	(9)	—

Shares outstanding, end of year	18,534	19,145	20,032

Incorporation and Authorized Capital

      The Company’s Articles of Incorporation, as amended, authorize the Company to issue 125 million shares of Common Stock at $0.001 par value, and 5 million shares of Preferred Stock, at $0.001 par value. The holders of Preferred Stock have various voting and dividend rights as well as preferences in the event of liquidation.

Stock Purchase Rights

      In February 1998, the Company entered into stock purchase agreements with three founders and sold 965,908 shares of the Company’s Common Stock at $0.08 per share. Under the terms of the stock purchase agreements, the Company has the right to purchase the shares of Common Stock at the original issue price in the event any one of the founders ceases to be an employee of the Company. These repurchase rights lapse by 25% on the first anniversary of the vesting start date and ratably each month thereafter for 36 months. On September 1, 1999, 20,127 shares were repurchased in connection with the early termination of one of the founders. At December 31, 2001 and 2002, there were no shares of Common Stock subject to repurchase rights. In connection with the issuance of these shares, the Company recorded unearned compensation of $1,306,000 that is being recognized over the periods in which the Company’s repurchase rights lapse. During 2000 and 2001, $428,000 and $106,000, respectively, were recognized as compensation expense. No expense was recognized in 2002.

      In October 1998, an officer exercised stock options to purchase 318,671 shares of the Company’s Common Stock at a price of $3.36 per share. Under the terms of the option, the Company has the right to repurchase the unvested shares of Common Stock at the original issue price in the event the officer ceases to be an employee of the Company. The repurchase rights lapse ratably each month for 48 months. In connection with the option grant preceding this transaction, the Company recognized unearned compensation totaling $3.8 million that is included in the aggregate unearned compensation charges discussed below. In February 2001, this officer’s employment was terminated and the unvested portion of these stock options was accelerated, and resulted in a $732,000 charge to stock-based expenses in the first quarter of 2001. At December 31, 2001 and 2002, no shares of Common Stock were subject to repurchase rights.

Employee Stock Purchase Plan

      During 1999, the Board of Directors adopted and the shareholders approved the 1999 Employee Stock Purchase Plan (“ESPP”). The Company authorized 150,000 shares for issuance at inception. The number of shares of Common Stock reserved under the ESPP increases annually on January 1 of each year beginning in 2000 by an amount equal to 1% of the Company’s issued and outstanding Common Stock. However, such increases are limited to 250,000 additional shares each year. Employees generally will be eligible to participate in the ESPP if the Company customarily employs them for more than 20 hours per week and more than five months in a calendar year and are not 5% or greater shareholders. Under the ESPP, eligible employees may select a rate of payroll deduction up to 15% of their compensation subject to certain maximum purchase limitations per period and other statutory limitations. The ESPP was implemented in a series of overlapping twenty-four month offering periods beginning on the effective date of the Company’s initial public offering with subsequent offering periods beginning on the first trading day on or after May 1 and November 1 of each year. Purchases will occur on each April 30 and October 31 (the “Purchase Dates”) during each participation period. Under the ESPP, eligible employees have the opportunity to purchase shares of Common Stock at a purchase price equal to 85% of the fair market value per share of Common Stock on either the start date of the offering period or the Purchase Date of the related purchase period, whichever is less. Stock purchases under the ESPP in 2000, 2001 and 2002 were 28,166, 122,274 and 295,748, respectively, at a price of $81.60 and $161.08 per share in 2000, $5.12 and $3.12 per share in 2001 and $3.12 and $1.56 per share in 2002. As of December 31, 2002, 187,325 shares were available under the ESPP for future issuance.

      The estimated weighted-average value of purchase rights granted under the ESPP during 2000, 2001 and 2002 was $27.88, $2.24 and $1.52 per share. The fair value of each stock purchase right granted under the

ESPP is estimated using the Black-Scholes option valuation method, with the following weighted-average assumptions:

	2002	2001	2000

Expected life of option	6 months	6 months	6 months
Risk-free interest rate	2.60%	3.01%	4.60%
Dividend yield	0.00%	0.00%	0.00%
Volatility	111%	250%	128%

      The aggregate fair value of purchase rights granted in 2002, 2001 and 2000 was approximately $446,000, $928,000 and $2.5 million, respectively.

Stock Options

      During 1998 and 1999, the Company’s Board of Directors adopted the 1998 Stock Option Plan and the 1999 Nonstatutory Stock Option Plan, respectively (together, the “Option Plans” and each a “Plan”). The 1998 Plan provides for the granting of options to purchase up to 10,197,185 shares of common stock to employees, officers, directors and consultants, with an increase annually on January 1 of each year by an amount equal to 2% of the total number of shares of the Company’s Common Stock authorized for issuance at the end of the most recently concluded fiscal year, and the 1999 Plan provides for the granting of up to 7,062,500 shares of common stock to non-executive officer employees or the initial employment grant for executive officers. In November 2001, the Board approved an increase of 2,812,500 to the number of option shares reserved for grant to non-executive officer employees under the 1999 Plan. The 1998 Plan is a shareholder approved plan and allows for options to be granted as either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). Options granted under the 1999 Plan may only be nonqualified stock options (“NSOs”). ISOs may be granted only to Company employees, including officers and employee directors. NSOs may be granted to Company employees, non-employee directors and consultants. At December 31, 2002 the total number of shares of common stock available for option grants was 3,919,904 and 359,194 under the 1998 Plan and the 1999 Plan, respectively.

      The Company has, in connection with the acquisition of various companies, assumed the stock option plans of each acquired company. At December 31, 2001 and 2002, a total of 120,307 and 97,045 shares, respectively, of the Company’s Common Stock were reserved for issuance upon exercise of outstanding options issued under the assumed plans, and the related options are included in the table below.

      Options under the 1998 Plan may be granted at prices no less than 85% of the estimated fair market value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO may not be less than 100% of the fair market value of the shares on the date of grant, and (ii) the exercise price of an ISO granted to a 10% shareholder may not be less than 110% of the fair market value of the shares on the date of grant. Option grants under the Company’s Option Plans generally vest 25% per year and are generally exercisable for a maximum period of ten years from the date of grant.

      Changes in stock options outstanding, granted, exercisable, cancelled and available, during 2000, 2001 and 2002 under the option plans are identified below. The Company only grants new options from the 1998 Plan and 1999 Plan, accordingly the Options or Awards Available under the 1998 and 1999 Plans information provided below includes only stock option information related to these plans and no information related to any of the other acquired or assumed stock option plans (options in thousands).

	Options or Awards	Outstanding Option Grants
	Available
	under the 1998	Number of	Weighted Average
	and 1999 Plans	Shares	Exercise Price

Outstanding December 31, 1999	2,569	3,590	$59.24
Additional shares reserved	3,875
Granted and assumed	(4,325)	4,660	$214.72
Exercised	—	(1,174)	$25.88
Canceled	1,609	(1,697)	$156.40

Outstanding December 31, 2000	3,728	5,379	$170.56

Additional shares reserved	6,812
Granted and assumed	(10,567)	10,567	$3.96
Exercised		(494)	$4.32
Canceled	5,145	(5,381)	$111.36

Outstanding December 31, 2001	5,118	10,071	$35.56

Additional shares reserved	2,500
Granted and assumed	(5,220)	5,220	$5.28
Exercised		(595)	$4.88
Canceled	1,881	(1,903)	$39.92

Outstanding December 31, 2002	4,279	12,793	$23.96

Outstanding Options Exercisable:
December 31, 2000		879	$125.44
December 31, 2001		1,990	$74.68
December 31, 2002		5,862	$35.24

      The following table summarizes information about stock options outstanding at December 31, 2002 (options in thousands):

	Options Outstanding
				Options Exercisable
		Weighted
		Average	Weighted		Weighted
Range of	Number	Remaining	Average	Number	Average
Exercise Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$0.00-$ 0.08	8	5.17	0.08	8	$0.08
$0.88-$ 1.44	1,377	8.58	1.40	1,214	1.44
$1.52-$ 2.12	1,450	9.30	1.88	257	1.80
$2.16-$ 2.36	655	9.01	2.32	274	2.36
$2.68-$ 3.52	1,649	9.55	3.52	233	3.52
$3.56-$ 3.64	264	9.37	3.60	78	3.64
$3.68-$ 4.00	1,389	7.90	4.00	1,151	4.00
$4.04-$ 4.36	480	8.79	4.24	274	4.32
$4.44-$ 4.52	1,650	8.88	4.52	933	4.52
$4.56 -$348.00	3,871	8.51	72.00	1,439	127.76

	12,793	8.77	$23.96	5,862	$35.24

Preferred Stock Rights Agreement

      On March 19, 2001 pursuant to a Preferred Stock Rights Agreement (the “Rights Agreement”) between the Company and Computershare Trust Company, Inc., as Rights Agent (the “Rights Agent”), the Company’s Board of Directors (i) declared a dividend of one right (a “Right”) to purchase one one-thousandth share of the Company’s Series C Participating Preferred Stock (“Series C Preferred”) for each outstanding share of Common Stock, par value $0.001 per share (“Common Shares”), of the Company, and (ii) authorized the issuance to each holder of Exchangeable Shares (as defined below) of one Right for each exchangeable Share held. An “Exchangeable Share” is a share of Class A Non-Voting Preferred Shares of Critical Path Messaging Co., an unlimited liability company existing under the laws of the Province of Nova Scotia and a wholly-owned subsidiary of the Company. Each Exchangeable Share is exchangeable for one Common Share. The Rights were issued on May 15, 2001 (the “Record Date”), to shareholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series C Preferred at an exercise price of $25.00 (the “Purchase Price”), subject to adjustment.

      The Rights will become exercisable following the tenth day after a person or group announces the acquisition of 15% or more of the Company’s common stock or announces commencement of a tender or exchange offer, the consummation of which would result in ownership by the person or group of 15% or more of the common stock of the Company. The Company will be entitled to redeem the Rights at $0.01 per Right at any time on or before the fifth day following acquisition by a person or group of 15% or more of the Company’s common stock. The Rights will expire on the earlier of May 15, 2011 or exchange or redemption of the Rights.

Unearned stock-based compensation

      In connection with certain stock option grants and Common Stock issuances to employees, directors and advisors during 1998 and 1999, the Company recognized unearned compensation totaling $19.9 million and $22.3 million, respectively, which is being amortized over the vesting periods of the related options. In March 2001, the Company granted employee stock options with exercise prices below market value on the date of grant in connection with a program designed to provide incentives for current employees of the Company to continue their employment. The Company issued stock options representing an aggregate of 3.2 million shares, vesting monthly over a 2-year period, and recognized unearned compensation related to the program totaling $21.4 million, which were subsequently reduced as a result of employee terminations throughout 2001 and 2002. Amortization expense recognized during 2000, 2001 and 2002 totaled approximately $25.2 million, $38.2 million and $10.0 million, respectively. Based on the functions of the employees and consultants participating in the related option grants, during 2000, 2001 and 2002, expenses of $1.6 million, $4.1 million and $1.2 million, respectively, were allocated to cost of net revenues and the remaining expenses were allocated to operating expenses. The Company periodically assesses unearned compensation and adjusts the remaining unamortized balance for employee terminations and resignations.

      In February 2002, the Court gave preliminary approval to the settlement of the principal class action litigation. In June 2002, the Court entered its final approval of the settlement. In connection with the settlement, the Company agreed to issue warrants to purchase up to 212,500 shares of the Company’s common stock at $40.00 per share, and recorded a charge of $697,000 to operating expense related to the fair value of these warrants. The Company is currently finalizing the terms of the settlement of the derivative litigation associated with the same period.

      During 2000, the Company incurred stock-based charges of approximately $5.7 million in connection with certain severance agreements for terminated employees. Approximately $3.4 million of this charge was included in employee severance expense in connection with the Company’s plan to reduce worldwide headcount and the remaining $2.3 million was included in stock-based expenses. During 2001 and 2002, we incurred stock-based charges of approximately $1.7 million and $17,000, respectively, in connection with certain severance agreements for terminated employees and consulting arrangements. These charges were included in operating expenses based on the functions of the related employees and consultants.

Note 17 — Impairment of Long-Lived Assets

      During 2000, the Company recorded a $1.3 billion impairment charge to reduce goodwill, other intangible assets and deferred costs associated with its ICQ and Qwest relationships to their estimated fair values. In connection with the impairment analysis, the estimates of fair values were based upon the discounted estimated cash flows of the Company for the succeeding three years using a discount rate of 25% and an estimated terminal value. The assumptions supporting the estimated cash flows, including the discount rate and an estimated terminal value, reflects management’s best estimates. The discount rate was primarily based upon the weighted average cost of capital for comparable companies.

      During 2001 and in connection the Company’s strategic restructuring effort an additional assessment was performed on certain of its remaining long-lived assets. The restructuring plan identified and formulated a plan to exit certain products and services that were determined to be non-core to the Company’s business strategy. The Company reviewed the intangible assets related to these non-core products and services and, as a result of its assessment, recorded a $14.2 million impairment charge in the second quarter to eliminate these assets. During the fourth quarter of 2001, the Company recorded a further impairment charge of $12.4 million related to long-lived assets within its core business.

Note 18 — Defined Contribution Plan

      The Company maintains a defined contribution plan, the Critical Path 401(k) Plan, under which its employees are eligible to participate. Participants may make voluntary contributions based on a percentage of their compensation, within certain limitations. Under the plan, discretionary contributions may be made by the Company. Participants are fully vested in the Company’s contributions after a specified number of years of service, as defined under the plan. No contributions have been made by the Company since its inception.

Note 19 — Loss Per Share

      Net loss per share is calculated as follows:

	Year Ended December 31,

	2000	2001	2002

	(In thousands, except per share amounts)
Net loss
Net loss	$(1,855,465)	$(79,464)	$(117,911)
Accretion on mandatorily redeemable preferred stock	—	(356)	(13,904)

Net loss attributable to common shares	$(1,855,465)	$(79,820)	$(131,815)
Weighted average shares outstanding
Weighted average shares outstanding	15,845	18,787	19,664
Weighted average shares subject to repurchase agreements	(373)	(47)	(133)
Weighted average shares held in escrow related to acquisitions	(372)	(245)	(86)

Shares used in computation of basic and diluted net loss per share	15,100	18,495	19,445
Basic and diluted net loss per share
Net loss	$(122.68)	$(4.30)	$(6.06)
Accretion on mandatorily redeemable preferred stock	—	(0.02)	(0.72)

Net loss attributable to common shares	$(122.68)	$(4.32)	$(6.78)

      During 2000, 2001 and 2002, there were 1,976,755, 22,301,530 and 29,107,283, respectively, potential common shares that were excluded from the determination of diluted net loss per share, as the effect of such shares on a weighted average basis is anti-dilutive.

Note 20 — Product and Geographic Information

      Revenue information on a product basis is as follows:

	Year Ended December 31,

	2000	2001	2002

	(In thousands)
Net revenues
Software license
Messaging solutions	$27,853	$11,822	$16,662
Identity management solutions	7,060	9,822	15,944
Other	16,694	9,316	2,569
Service
Hosted messaging	44,666	37,467	24,894
Fax messaging (1)	13,887	6,354	—
Maintenance and support	10,966	16,819	15,471
Professional services	14,527	12,573	11,593

	$135,653	$104,173	$87,133

(1)	Fax messaging was discontinued in connection with the 2001 restructuring. See also Note 4 — Strategic Restructuring and Employee Severance.

      Information regarding revenues by location of invoicing and long-lived assets attributable to the Company’s primary geographic regions are as follows:

	Year Ended December 31,

	2000	2001	2002

	(In thousands)
Net revenues
United States	$83,864	$62,928	$43,197
Italy	14,708	14,205	15,458
Ireland	23,916	14,564	13,104
Other	13,165	12,476	15,374

	$135,653	$104,173	$87,133

	December 31,

	2000	2001	2002

Long-lived assets
United States	$202,897	$77,248	$17,366
Italy	2,032	3,374	3,374
Other	4,469	4,304	4,015

	$209,398	$84,926	$24,755

Note 21 — Quarterly Financial Data (Unaudited)

Quarterly Results of Operations (In thousands)

2001	First	Second(3)	Third(4)	Fourth(5)

Net revenues	$27,143	$27,085	$26,787	$23,158
Gross profit (loss)	(3,613)	(6,837)	1,285	(9,703)
Loss from operations (6)	(66,285)	(80,230)	(44,144)	(51,039)
Net income (loss)	(70,046)	(81,081)	86,901	(15,238)
Net income (loss) attributable to common shares	(70,046)	(81,081)	86,901	(15,594)
Net income (loss) per share attributable to common shares — basic	(3.88)	(4.39)	4.67	(0.84)
— diluted	(3.88)	(4.39)	4.60	(0.84)

2002	First	Second	Third	Fourth

Net revenues	$23,689	$22,442	$19,168	$21,833
Gross profit	5,992	4,487	1,656	4,215
Loss from operations	(26,027)	(29,876)	(26,965)	(22,526)
Net loss	(26,011)	(35,567)	(26,012)	(30,321)
Net loss attributable to common shares	(29,217)	(38,828)	(29,612)	(34,158)
Net loss per share attributable to common shares — basic and diluted	(1.53)	(2.00)	(1.51)	(1.72)

(1)	Includes a $6.7 million charge related to employee severance expense. See also Note 4 — Strategic Restructuring and Employee Severance.

(2)	Includes a $1.31 billion charge related to impairment of intangible assets including the deferred costs associated with our ICQ and Qwest relationships. See also Note 17 — Impairment of Long-Lived Assets.

(3)	Includes a $14.2 million charge related to impairment of certain long-lived assets and an $8.5 million charge related to costs incurred as a result of our strategic restructuring initiative. See also Note 4 — Strategic Restructuring and Employee Severance and Note 17 — Impairment of Long-Lived Assets.

(4)	Includes a $3.8 million charge related to costs incurred as a result of our strategic restructuring initiative. See also Note 4 — Strategic Restructuring and Employee Severance and Note 17 — Impairment of Long-Lived Assets.

(5)	Includes a $12.4 million charge related to impairment of certain long-lived assets, primarily network infrastructure and equipment, and a $6.0 million charge related to costs incurred as a result of our strategic restructuring initiative. See also Note 4 — Strategic Restructuring and Employee Severance.

(6)	Included in operating expenses in the first, second, third and fourth quarters of 2001 were goodwill amortization charges of $148,000, $116,000, $151,000 and $228,000, respectively. In accordance with SFAS No. 142, the Company ceased amortization of goodwill on January 1, 2002.

Note 22 — Subsequent Events

Stock split

          The share and per share amounts presented in these consolidated financial statements have been retroactively restated to give effect to a one-for-four reverse stock split, affected on August 1, 2003, of the Company’s authorized and outstanding common stock and for all shares of Common Stock subject to stock options and warrants. In addition, the conversion price of the Series D preferred stock presented in these consolidated financial statements has been retroactively restated as a result of the reverse stock split.

Liquidity

          As of September 30, 2003, the Company’s cash and cash equivalents totaled $18.2 million, of which $7.4 million is expected to support its outstanding obligations to Silicon Valley Bank and $6.5 million is located in accounts outside of the United States, which may not be readily available to the Company’s domestic operations. Accordingly, the Company’s readily available cash resources in the United States as of September 30, 2003 were $4.3 million. As a result of its cash position, the Company determined that it would be essential for it to complete a financing or other strategic transaction in the fourth quarter of 2003 in order to continue to operate.

          In November 2003, the Company entered into an agreement to issue $10 million in principal amount of 10% convertible secured notes to General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStart, LLC and GAPCO GmbH & Co. K.G., (referred to collectively as the General Atlantic Investors), and agreed to convert the notes, plus $1 million in accrued interest, into approximately 7.3 million shares of its Series E convertible preferred stock. In the same agreement, the Company agreed to exchange approximately $32.8 million in face value of its 5 3/4% convertible subordinated notes held by a group of investors led by Cheung Kong Group and its Whampoa Limited affiliates including Campina Enterprises Limited, Cenwell Limited, Great Affluent Limited, Dragonfield Limited and Lion Cosmos Limited (referred to collectively as the Cheung Kong Investors) for approximately 21.9 million shares of its Series E convertible preferred stock. The Series E convertible preferred stock will be issued to these investors only if Critical Path receives shareholder approval. In addition, the Company plans to issue up to $21 million of Series E convertible preferred stock to its existing shareholders through a rights offering and up to $15 million of Series E convertible preferred stock to certain private investors. In addition, the Company is also seeking shareholder approval to increase the number of authorized shares of common stock from 125 million to 200 million and preferred stock from 5 million to 75 million, to amend certain rights and preferences of its Series D preferred stock and amend the exercise price of 625,000 warrants to purchase common stock held by the General Atlantic Investors from $4.20 to $1.50.

          Issuance of the $10 million convertible secured note to the General Atlantic Investors in November 2003 allows the Company time to take the necessary actions to raise the additional $21 million and $15 million in cash proceeds from the rights offering and private placement, respectively, discussed above. Raising this additional capital during the first quarter of 2004 will be necessary for the Company to continue operations.

Commitments and Contingencies.

          Securities Action in Northern District of California. On April 30, 2002, MBCP PeerLogic LLC and other named plaintiffs filed suit in the U.S. District Court for the Southern District of New York against the Company and certain of its former officers. The plaintiff shareholders had opted out of a shareholder litigation settlement that was approved by the U.S. District Court for the Northern District of California. The complaint alleged breach of contract, unjust enrichment, common law fraud and violations of federal securities laws and sought compensatory and punitive damages in an unnamed amount but in excess of $200 million. The case was transferred to the U.S. District Court for the Northern District of California. On November 21, 2003, the action was fully and finally settled as to the Company, with the Company conveying 553,914 shares of common stock and 188,587 shares of Series D convertible preferred stock to plaintiffs, and expects to record a charge of approximately $5.1 million to “General and Administrative expenses” in relation to the settlement.

          Derivative Actions in Northern District of California. Beginning on February 5, 2001, Critical Path was named as a nominal defendant in a number of derivative actions, purportedly brought on the Company’s behalf, filed in the Superior Court of the State of California and in the U.S. District Court for the Northern District of California. The derivative complaints alleged that certain of the Company’s former officers and directors breached their fiduciary duties, engaged in abuses of control, were unjustly enriched by sales of the Company’s common stock, engaged in insider trading in violation of California law or published false financial information in violation of California law. A settlement of this action was approved by the Court in November 2003, and provided for a payment by the Company’s insurers of $330,000 to the Company on behalf of the defendants and a payment by the insurers of plaintiffs’ attorney’s fees and costs totaling $320,000. In connection with the settlement, the Company also adopted certain corporate governance policies and procedures.

          Lease Restructuring. In November 2003, the Company restructured certain of its significant facility lease obligations, resulting in the expiration date of its headquarters office lease changing from March 2012 to December 2006 and the termination of another facility lease, and made payments to the respective landlords of approximately $700,000. This will reduce the Company’s cash obligations for 2004 and beyond by approximately $13 million.